Form 10KSB, Exhibit 13
period 2005-09-30
FIRST FEDERAL BANC OF THE SOUTHWEST INC
filed 2006-01-13
CIK 1060939

                                   EXHIBIT 13

                    PORTIONS OF ANNUAL REPORT TO STOCKHOLDERS

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following information is derived from the audited consolidated financial statements of First Federal Banc of the Southwest, Inc. For additional information, reference is made to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of First Federal Banc of the Southwest, Inc. and related notes included elsewhere in this Annual Report.

                                                               AT SEPTEMBER 30,
                                    --------------------------------------------------------------------
                                        2005          2004          2003          2002          2001
                                    ------------  ------------  ------------  ------------  ------------
SELECTED FINANCIAL CONDITION DATA:
Total assets....................... $    549,942  $    348,055  $    359,185  $    325,361  $    289,219
Loans receivable, net..............      412,073       251,662       250,894       251,388       227,575
Loans held-for-sale................        2,892         1,777         4,043         3,466         1,032
Investment securities..............       67,034        41,748        49,726        24,050        22,135
Interest-earning deposits..........       26,185        27,944        33,398        26,722        20,441
Deposits...........................      377,715       254,393       263,441       255,763       238,567
Borrowings.........................      107,991        57,329        61,509        37,655        20,760
Stockholders' equity...............       49,209        33,992        31,953        30,008        27,601


                                                           YEARS ENDED SEPTEMBER 30,
                                    --------------------------------------------------------------------
                                        2005          2004          2003          2002          2001
                                    ------------  ------------  ------------  ------------  ------------
SELECTED OPERATING DATA:

Interest income.................... $     23,870  $     18,771  $     20,829  $     21,016  $     22,544
Interest expense...................        7,212         5,680         6,505         7,225        10,870
                                    ------------  ------------  ------------  ------------  ------------
  Net interest income..............       16,658        13,091        14,324        13,791        11,674
Provision (benefit) for loan
  losses...........................            6          (198)           91           358           213
                                    ------------  ------------  ------------  ------------  ------------
  Net interest income after
    provision for loan losses......       16,652        13,289        14,233        13,433        11,461
Other income.......................        2,138         1,937         2,432         1,489         1,114
Other expense .....................       12,638        10,258        10,873         9,776         8,395
                                    ------------  ------------  ------------  ------------  ------------
Income before income tax expense...        6,152         4,968         5,792         5,146         4,180
Income tax expense.................        2,497         1,911         2,222         2,004         1,669
                                    ------------  ------------  ------------  ------------  ------------
   Net income...................... $      3,655  $      3,057  $      3,570  $      3,142  $      2,511
                                    ============  ============  ============  ============  ============

                                                                    AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                                      --------------------------------------------------------------------
                                                          2005          2004          2003          2002          2001
                                                      ------------  ------------  ------------  ------------  ------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average
  total assets)......................................       0.8%          0.9%          1.0%          1.0%          0.9%
Return on equity (ratio of net income to average
  equity)............................................       8.9%         10.7%         13.1%         11.8%          9.8%
Average interest rate spread (1) ....................       2.8%          3.3%          3.5%          4.0%          4.1%
Net interest margin (2)..............................       4.2%          4.0%          4.3%          4.7%          4.4%
Efficiency ratio (3).................................      67.3%         67.4%         65.2%         65.5%         66.8%
Non-interest expense to average total assets ........       2.8%          2.9%          3.1%          3.2%          3.0%
Dividend payout ratio................................      20.6%         19.5%         26.1%         22.6%         17.7%
Average interest-earning assets to average
   interest-bearing liabilities......................     117.0%        115.5%        114.1%        113.1%        111.6%

ASSET QUALITY RATIOS:
Non-performing assets to total assets................       0.3%          0.1%          0.3%          0.4%          0.4%
Non-performing loans to total loans..................       0.4%          0.2%          0.4%          0.3%          0.3%
Allowance for loan losses to non-performing loans....     242.6%        455.1%        269.4%        279.5%        291.2%
Allowance for loan losses to total loans.............       0.9%          0.9%          1.0%          1.0%          1.0%
Allowance for loan losses to gross loans.............       0.9%          0.9%          1.0%          1.0%          1.0%

CAPITAL RATIOS:
Equity to total assets at end of period..............       8.7%          9.8%          8.9%          9.2%          9.5%
Average equity to average assets.....................       9.2%          8.0%         7.90%          8.7%          9.2%
Risk-based capital ratio (bank only).................      14.0%         14.8%         13.4%         14.2%         14.8%

OTHER DATA:
Number of full service offices.......................        12            10            10            10             9

EARNINGS PER SHARE:
Basic................................................  $   1.07      $   0.96      $   1.10      $   0.97      $   0.78
Diluted..............................................  $   1.05      $   0.96      $   1.10      $   0.97      $   0.78

Dividends declared per share.........................  $   0.21      $   0.19      $   0.29      $   0.22      $   0.14

-------------------------------
(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

        This document contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.

GENERAL

        First Federal Banc of the Southwest, Inc., a Delaware corporation, was organized in 1998 for the purpose of becoming the savings and loan holding company of First Federal Bank. First Federal Banc of the Southwest, Inc. is referred to herein as First Federal. Originally chartered in 1920 as a mutual savings association, First Federal Bank converted to the stock form of ownership in 1979.

        First Federal Bank is headquartered in Roswell, New Mexico, and currently serves the financial needs of communities in its trade area through its office located at 300 N. Pennsylvania Ave., Roswell, New Mexico 88201, and 14 banking offices located in Lincoln, Chaves, Eddy, McKinley, San Juan, Otero, Dona Ana and Bernalillo Counties in New Mexico and El Paso County, Texas. First Federal's business involves providing assistance in the management and coordination of the financial resources of First Federal Bank and providing capital, business development and long-range planning services to First Federal Bank.

        First Federal's revenues are derived principally from interest earned on loans and, to a lesser extent, from interest earned on investments, mortgage-backed and related securities. The operations of First Federal are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the Office of Thrift Supervision, the Board of Governors of the Federal Reserve and the FDIC. First Federal's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

        First Federal's net interest income is dependent primarily upon the difference or spread between the average yield earned on loans receivable, net and investments and the average rate paid on deposits and borrowings, as well as the relative amounts of such assets and liabilities. First Federal is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

        Management's discussion and analysis of financial condition and results of operations are intended to assist in understanding the financial condition and results of operations of First Federal. The information contained in this section should be read in conjunction with the financial statements and accompanying notes contained elsewhere in this joint proxy statement/prospectus.

BUSINESS STRATEGY

        The Board seeks to deliver a return to its stockholders through lending in the retail, commercial and residential markets of the communities First Federal serves.

        First Federal's focus is to enhance net interest income while limiting interest rate risk through a balance sheet structure utilizing variable rate assets funded by the most cost effective funding sources available to First Federal, whether in the form of deposits or borrowings. While market share increases remain a strategic goal, management is steadfast in the belief that asset quality and profitability are paramount to asset growth. As a result of this philosophy, management remains focused on pricing assets to maximize net interest income and limit interest rate risk rather than for market share growth. Furthermore, management may continue to utilize borrowings to fund asset growth, rather than deposits, when the cost of borrowings is more attractive than the cost of deposits, or to match certain long-term assets with long-term liabilities.

        First Federal utilizes incentive-based compensation that rewards certain employees for attaining production and customer service levels and believes this strategy will assist in profitable growth while containing salary expense levels commensurate with profitability increases. Under the program, loan officers are rewarded based on loan volume above an established production level, growth in overall outstanding loan balances and overall portfolio management. Market presidents are rewarded based on location loan growth and certain other criteria. All other employees are eligible to receive bonuses based on net income exceeding budget levels for the fiscal year. The incentive program should serve as a catalyst for creating profitable growth for First Federal, improving operational efficiencies and delivering superior customer service.

        In many of the markets that First Federal operates, identification and retention of skilled employees is becoming more difficult and consequently more costly to First Federal. The demands placed on employees to be knowledgeable about the numerous rules and regulations imposed by the various regulatory agencies and yet trying to satisfy the needs of our customers can be rather difficult. In addition, the cost to train each employee continues to increase. Management therefore believes it is imperative to hire quality personnel and compensate them consistent with the market; otherwise we merely train employees for other professional employers. This trend of staffing shortages may require that management consolidate certain types of functions in market areas that have the highest levels of capable people available for employment.

        Information technology innovation that increases operating efficiencies remains a major strategy for First Federal. A technology committee reviews all related needs in the areas of information technology budgets, customer information privacy, information technology security, information technology policies, all information technology related upgrades and installations, and any other technology concerns and issues that arise. First Federal fully intends to utilize technology to improve efficiencies across its market area. First Federal currently outsources data processing to a third-party vendor through a contract that is scheduled for renewal in 2007. First Federal will re-evaluate its existing data processing configuration and seek the best solution for our needs and the needs of our customers.

        While acquisitions of other institutions or branch offices remain a consideration and opportunity for growth, management continues to seek opportunities for internal growth within its existing franchise area. In order to facilitate internal growth, management has procured two sites to open additional full-service branches in the Albuquerque, New Mexico area and one site in the Ruidoso, New Mexico area. Management intends to establish additional facilities in growing markets in an effort to compete effectively by growing our market share in such market areas.

FINANCIAL CONDITION

SEPTEMBER 30, 2005 COMPARED TO SEPTEMBER 30, 2004.

        Total assets increased approximately $201.8 million, or 58.0% from $348.1 million as of September 30, 2004 to $549.9 million as of September 30, 2005. The overall improvement consisted of an increase of $2.2 million in cash and due from banks, $3.1 million in FHLB stock, $3.6 million in property and equipment, and increases of $25.3 million and $161.5 million in investment securities and loans, respectively. The increases were primarily due to the acquisition of GFSB Bancorp, Inc. ("GFSB") and its subsidiary, Gallup Federal Savings Bank, on June 1, 2005.

        Total gross loans increased $162.7 million, or 64.0% from $254.3 million as of September 30, 2004 to $417.0 million as of September 30, 2005. The GFSB acquisition generated approximately $138.6 million, or 85.2% of the increase in gross loans. The increase in loans was primarily in conventional first mortgage loans and commercial real estate loans. The growth in loans reflects an increase of $74.4 million in residential first mortgage loans and an increase of $39.3 million in commercial real estate loans along with increases of $21.4 million in commercial non-real estate loans, $16.3 million in construction loans, and $11.3 million in consumer loans.

        Investment securities increased $25.3 million, or 60.7%, from $41.7 million as of September 30, 2004 to $67.0 million as of September 2005. The change was due primarily to increases of: $21.8 million in mortgage-backed securities, $800,000 in asset backed securities, $10.1 million in mutual funds, and $4.3 million in municipal securities, offset by a decline in government and federal agency securities of $12.5 million. Held-to-maturity investment securities declined $21.0 million, of which $19.9 million was in government and federal agency held-to-maturity investments and $1.1 million in municipal held-to-maturity securities. Available-for-sale investment securities increased $46.4 million, of which $21.7 million was in mortgaged-backed securities, $800,000 of asset backed securities, $7.4 million in government and federal agency securities, $10.5 million in mutual funds, $900,000 in common stock, and $5.5 million in municipal securities. First Federal generally places new purchases of investment securities into the available-for-sale designation. This allows us to include those assets in our internal liquidity analysis.

        Deposits increased $123.3 million, or 48.5% from $254.4 million as of September 30, 2004 to $377.7 million as of September 30, 2005, primarily as a result of the GFSB acquisition. The change in deposits consists of a decrease in savings accounts of $5.4 million partially offset by increases of $28.6 million in non-interest-bearing demand deposits, $18.7 million in interest-bearing demand deposits, $15.9 million in money market accounts, and $65.5 million in certificate of deposits. As the Federal Reserve Board has continued raising short-term interest rates, depositors with funds in savings accounts have begun to seek alternate investments. First Federal monitors deposit rates across its markets and acts accordingly to maintain deposits commensurate with the need to fund assets that will produce a positive spread for the institution. Federal Home Loan Bank ("FHLB") borrowings increased $50.7 million from $57.3 million as of September 30, 2004 to $108.0 million as of September 30, 2005. First Federal generally borrows through the FHLB only to fund certain long-term loans or will use the borrowings when they are at a lower cost then deposits that can be gathered.

        The allowance for loan losses increased approximately $1.5 million from $2.3 million as of September 30, 2004 to $3.8 million as of September 30, 2005. The increase is primarily a result of the GFSB acquisition, accounting for approximately $1.7 million of the increase, $6,000 in provision expense and approximately $120,000 in net charge-offs for fiscal 2005. As of September 30, 2005, management deemed the allowance adequate to cover probable losses in the portfolio.

        Stockholders' equity increased $15.2 million, or 44.8%, to approximately $49.2 million as of September 30, 2005 compared to $34.0 million as of September 30, 2004. This net increase is attributable to net income for the fiscal year of approximately $3.7 million, $464,000 from the exercise of stock-options, and $12.2 million of shares of common stock issued for the acquisition of GFSB. Those increases in equity were offset by cash dividends paid and declared of approximately $754,000 and a net unrealized loss on investment securities of $384,000.

RESULT OF OPERATIONS

        First Federal's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as loans and investments, and the costs of First Federal's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of First Federal's non-interest income including fee income and service charges, and affected by the level of its non-interest expense, including its general and administrative expenses. Net interest income depends upon the volume of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2005 AND SEPTEMBER 30, 2004

        NET INCOME. Net income increased by approximately $598,000 from $3.1 million for the fiscal year ending September 30, 2004 to $3.7 million for the fiscal year ending September 30, 2005. The increase was primarily due to the increases in net interest income of $3.4 million and non-interest income of approximately $201,000. The increase in net interest income was partially offset by an increase in the provision for loan losses of $204,000, and an increase in non-interest expenses of $2.4 million. Income tax expense increased $586,000 as a result of the higher pre-tax income.

        NET INTEREST INCOME. Net interest income before loan loss provision increased $3.6 million from $13.1 million for the fiscal year ending September 30, 2004 to $16.7 million for the fiscal year ending September 30, 2005, due to a $5.1 million increase in interest income offset by an increase of $1.5 million in interest expense. The increase in interest income was due to the GFSB acquisition and an increase in the yield earned on interest-earning assets, partially offset by an increase in the average balance of interest-earning assets during the fiscal year ending September 30, 2005. The average balance of interest-earning assets increased $55.7 million from $336.3 million for fiscal year ending September 30, 2004 to $392.0 million for the fiscal year ending September 30, 2005. Interest-earning assets increased primarily due to an increase in the average balance of loans of $58.1 million and investment securities of $1.7 million offset by the decline in the average balance of interest-earning deposits of $3.1 million. The average tax equivalent yield on interest-earning assets was 5.6% for the fiscal year ending September 30, 2005 as compared to 5.2% for the fiscal year ending September 30, 2004. The increase in yield was due primarily to the rise in market interest rates during the fiscal year as compared to prior years. A component of loan interest income is loan fees, which are either earned or accreted into interest income. Loan fees for the period ending September 30, 2005 were up approximately $429,000, or approximately 23.1%, from the prior fiscal year. This increase in loan fees is primarily related to fees on new loan production by existing operations and the newly acquired Gallup and Farmington branches.

        Interest expense increased approximately $1.5 million from $5.7 million for fiscal year 2004 to $7.2 million in fiscal year 2005. The increase is a result of higher average rates paid on interest-bearing liabilities. The average rate paid on interest-bearing liabilities increased from 2.0% for the fiscal year ending September 30, 2004 to 2.9% for the fiscal year ending September 30, 2005. Deposits experienced both an increasing interest rate and balance during the current fiscal year. The average balance of borrowings increased $22.5 million, or 37.6% in fiscal year 2005 due to the acquisition resulting in an increase of $16.4 million in the average balance of FHLB advance borrowings and $6.1 million the average balance in long-term subordinated debt.

        PROVISION FOR LOAN LOSSES. Based on management's overall assessment of the adequacy of the allowance for loan losses, the provision for loan loss increased by $204,000 from a benefit of $198,000 for fiscal 2004 to a $6,000 provision expense for fiscal 2005. The benefit in fiscal 2004 and provision in fiscal 2005 was due to management's analysis of various factors, including the market value of the underlying collateral, changes in the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions. Although First Federal maintains its allowance for loan losses at a level it considers adequate to provide for future losses, there can be no assurance that such losses will not exceed the estimated amounts or that additional substantial provisions for loan losses will not be required in future periods. At September 30, 2005, the allowance for loan losses totaled $3.8 million, representing 0.9% of net loans and 242.6% of non-performing loans. Non-performing loans increased $1.1 million from $495,000 as of September 30, 2004 to $1.6 million as of September 30, 2005 due primarily to certain loans acquired with the GFSB acquisition.

        OTHER INCOME. Other income increased approximately $200,000 from $1.9 million in fiscal year 2004 to $2.1 million in fiscal year 2005, primarily due to an increase in customer service fees and ATM fees of $122,000 and $84,000, respectively. The increase in revenue is partially offset by a $27,000 decrease in gain on sale of residential mortgage loans. The improvement in service charges and other fees was a result of continual adherence to charging and collecting fees in accordance with the established fee schedules. In addition, rental income on leased property grew $29,000 over fiscal year 2004. This was related principally to the rental of a portion of the Albuquerque branch office which was occupied for the entire fiscal year in 2005.

        NON-INTEREST EXPENSE. Non interest expense increased $2.4 million from approximately $10.3 million in fiscal year 2004 to approximately $12.6 million in fiscal year 2005. The increase in non-interest expense was due to increases in compensation and benefits of $1.2 million, data processing of $229,000, depreciation and amortization of $181,000, occupancy expense of $137,000, postage and printing supply expense of $108,000, employee business related expenses of $60,000, and communication expense of $23,000, partially offset by a decline in advertising expense in the amount of $36,000.

        Compensation and benefit expense increased $1.2 million in fiscal year 2005 as compared to 2004 due to the addition of the Gallup and Farmington operations. As a result of improved loan production and the new Gallup and Farmington branches, incentive and commission expenses were $267,000 higher than prior year results.

        Occupancy and equipment expense increased approximately $137,000 primarily due to expense additions in building and equipment repair and maintenance of approximately $96,000, increases in utilities of $9,000 and building tax and insurance of $32,000. The increase in amortization and depreciation primarily relates to the acquisition and associated expense with the Gallup and Farmington buildings and equipment.

        INCOME TAX EXPENSE. Income tax expense increased $586,000 as a result of higher pre-tax income.

YIELD AND COST DATA. The following table presents for the years indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Yields are reported on a tax equivalent basis. Non-accruing loans have been included in the table as loans carrying a zero yield. Also not included in interest income on loans are loan fees and other charges on loans totaling $2.3 million, $1.9 million and $3.1 million for the years ended September 30, 2005, 2004 and 2003, respectively.

                                                              YEARS ENDED SEPTEMBER 30,
                                  --------------------------------------------------------------------------------
                                                   2005                                     2004
                                  ---------------------------------------  ---------------------------------------
                                    AVERAGE                                 AVERAGE
                                  OUTSTANDING                              OUTSTANDING
                                    BALANCE      INTEREST     YIELD/RATE     BALANCE      INTEREST     YIELD/RATE
                                  -----------  ------------  ------------  -----------  ------------  ------------
                                                               (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans.........................     $ 312,566    $  19,822          6.3%    $ 254,508     $  16,009         6.3%
Investment securities.........        56,323        1,690          3.0%       54,619         1,187         2.2%
Interest-earning deposits.....        24,078          614          2.6%       27,151           302         1.1%
                                   ---------    ---------     ---------    ---------     ---------    ---------
   Total interest-earning
   assets.....................       392,957       22,126          5.6%      336,278        17,498         5.2%
Non-interest-earning assets...        61,981                                  19,502
                                   ---------                               ---------
   Total assets...............     $ 454,948                               $ 355,780
                                   =========                               =========

INTEREST-BEARING LIABILITIES:
Passbook savings..............     $  85,284    $     704          0.8%    $  95,889     $     715         0.7%
NOW/Interest bearing checking.        53,144           67          0.1%       45,787            65         0.1%
Money market..................        12,936           94          0.7%        8,166            28         0.3%
Certificates of deposit.......       102,286        2,846          2.8%       81,522         2,166         2.7%
                                   ---------    ---------     ---------    ---------     ---------    ---------
   Total deposits.............       253,650        3,711          1.5%      231,364         2,974         1.3%
FHLB advances.................        76,121        3,145          4.1%       59,757         2,707         4.5%
   Long-term subordinated
   debt.......................         6,144          356          5.8%            -             -         0.0%
                                   ---------    ---------     ---------    ---------     ---------    ---------
   Total borrowings...........        82,265        3,501          5.7%       59,757         2,707         4.5%
Total interest-bearing
liabilities...................       335,915        7,212          2.9%      291,121         5,681         2.0%
Non-interest-bearing
liabilities...................        77,205                                  36,101
                                   ---------                               ---------
   Total liabilities..........       413,120                                 327,222
Stockholders' equity..........        41,828                                  28,558
                                   ---------                               ---------
   Total liabilities and
     stockholders' equity.....     $ 454,948                               $ 355,780
                                   =========                               =========

Net interest income...........                  $  14,914                                $  11,817
                                                =========                                =========
Net interest rate spread .....                                     2.8%                                    3.3%
Net interest-earning assets...     $  57,052                               $  45,157
                                   =========                               =========
Net interest margin...........                                     3.8%                                    3.5%
Average interest-earning
   assets to interest-bearing
   liabilities................                                   117.0%                                  115.5%

(continued)

                                          YEARS ENDED SEPTEMBER 30,
                                  ---------------------------------------
                                                   2003
                                  ---------------------------------------
                                    AVERAGE
                                  OUTSTANDING
                                    BALANCE      INTEREST     YIELD/RATE
                                  -----------  ------------  ------------
                                          (DOLLARS IN THOUSANDS)

INTEREST-EARNING ASSETS:
Loans.........................     $ 260,343    $  17,575          6.8%
Investment securities.........        40,679        1,074          2.6%
Interest-earning deposits.....        26,719          311          1.2%
                                   ---------    ---------     ---------
   Total interest-earning
   assets.....................       327,741       18,960          5.8%
Non-interest-earning assets...        19,107
                                   ---------
   Total assets...............     $ 346,848
                                   =========

INTEREST-BEARING LIABILITIES:
Passbook savings..............     $ 100,710        1,344          1.3%
NOW/Interest bearing checking.        41,418           83          0.2%
Money market..................        10,448           59          0.6%
Certificates of deposit.......        80,400        2,511          3.1%
                                   ---------    ---------     ---------
   Total deposits.............       232,976        3,997          1.7%
FHLB advances.................        53,268        2,508          4.7%
   Long-term subordinated
   debt.......................             -            -          0.0%
                                   ---------    ---------     ---------
   Total borrowings...........        53,268        2,508          4.7%
Total interest-bearing
liabilities...................       286,244        6,505          2.3%
Non-interest-bearing
liabilities...................        33,325
                                   ---------
   Total liabilities..........       319,569
Stockholders' equity..........        27,279
                                   ---------
   Total liabilities and
     stockholders' equity.....     $ 346,848
                                   =========

Net interest income...........                  $  12,455
                                                =========
Net interest rate spread .....                                     3.5%
Net interest-earning assets...     $  41,497
                                   =========
Net interest margin...........                                     3.8%
Average interest-earning
   assets to interest-bearing
   liabilities................                                   114.5%


        The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and those due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                       YEARS ENDED SEPTEMBER 30,            YEARS ENDED SEPTEMBER 30,
                                             2005 VS. 2004                        2004 VS. 2003
                                  ----------------------------------   ----------------------------------
                                    INCREASE (DECREASE)                  INCREASE (DECREASE)
                                         DUE TO                               DUE TO
                                  ----------------------               ----------------------
                                                            TOTAL                                TOTAL
                                                           INCREASE                             INCREASE
                                    VOLUME       RATE     (DECREASE)     VOLUME       RATE     (DECREASE)
                                  ----------  ----------  ----------   ----------  ----------  ----------
                                                               (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans.......................   $    3,652  $      161  $    3,813   $     (394) $   (1,172) $   (1,566)
   Investment securities                  37         466         503          368        (255)        113
   Interest-earning
     deposits..................          (34)        346         312            5         (14)         (9)
                                  ----------  ----------  ----------   ----------  ----------  ----------

     Total interest-earning
       assets..................        3,655         973       4,628          (21)     (1,441)     (1,461)
                                  ----------  ----------  ----------   ----------  ----------  ----------

INTEREST-BEARING LIABILITIES:
   Passbook savings............           79         (68)         11           64         565         629
   NOW/Interest bearing
     accounts..................          (10)          8          (2)          (9)         27          18
   Money Market Accounts.......          (17)        (49)        (66)          13          18          31
   Certificates of deposit.....         (552)       (128)       (680)         (35)        380         345
                                  ----------  ----------  ----------   ----------  ----------  ----------
     Total deposits............         (500)       (237)       (737)          33         990       1,023

   FHLB Advances...............         (741)        303        (438)        (305)        106        (199)
   Long-term subordinated debt.         (356)          -        (356)           -           -           -
                                  ----------  ----------  ----------   ----------  ----------  ----------
     Total borrowings..........       (1,097)        303        (794)        (305)        106        (199)
     Total interest-bearing
          liabilities..........       (1,597)         66      (1,531)        (272)      1,096         824
                                  ----------  ----------  ----------   ----------  ----------  ----------

Change in net interest
   income......................   $    2,058  $    1,039  $    3,097   $     (293) $     (345) $     (638)
                                  ==========  ==========  ==========   ==========  ==========  ==========

ASSET/LIABILITY MANAGEMENT AND MARKET RISK

        First Federal's profitability, like that of many financial institutions, is dependent to a large extent upon its net interest income. When interest-bearing liabilities mature or reprice more quickly (liability sensitive) than interest-earning assets in a given period, a significant increase in market rates of interest could adversely affect net interest income. Similarly, when interest-earning assets mature or reprice more quickly (asset sensitive) than interest-bearing liabilities, falling interest rates could result in a decrease in net interest income. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long- and short-term interest rates) could adversely impact net interest income to the extent that First Federal's assets have a longer average term than its liabilities.

        First Federal is also subject to interest rate risk to the extent that the value of its net assets fluctuates with interest rates. In general, the value of a portion of First Federal's assets will decline in the event of an increase in interest rates. Historically, First Federal's lending activity consisted primarily of one-to four-family mortgages with long terms and fixed rates. These assets are interest rate sensitive and therefore decline in value during a period of rising interest rates. Conversely, these assets can increase in value during a period of decreasing interest rates to the extent they do not prepay. As part of First Federal's business strategy and asset/liability management policy, a primary focus of lending activity is the acquisition of variable rate and/or shorter term loans thereby decreasing interest rate risk and fluctuations in the value of First Federal's assets. At September 30, 2005, First Federal had approximately $161.3 million in variable rate loans and $103.8 million at September 30, 2004.

        First Federal has an asset/liability management policy. The principal goals of this policy are to manage First Federal's net interest margin and interest rate position. Nonetheless, First Federal's results of operations and the economic value of its equity remain vulnerable to increases in interest rates and declines in the difference between long- and short-term interest rates.

        Asset/liability management is monitored at the bank level by a committee that is comprised of First Federal's president & chief executive officer, chief financial officer, chief credit officer, senior vice presidents and the controller of First Federal Bank. The committee meets periodically to review First Federal's interest rate risk position and product mix and to make recommendations for adjustments to First Federal's Board of Directors. Management also monitors First Federal's interest rate risk position on a monthly basis, reviews First Federal's portfolio, earnings, liquidity, asset quality, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in a most effective manner.

        The principal elements of First Federal's asset/liability management policy are as follows. First, First Federal requires that one-to-four family ARM loans be indexed to changes in rates paid on U.S. Treasury securities or LIBOR and all other adjustable rate loans be indexed to the Prime rate as published in the Wall Street Journal. Management believes that U.S. Treasury securities, LIBOR and the Prime rate are significantly more interest rate sensitive than other indices and provides a better opportunity to manage interest rate risk in a changing rate environment. Second, management intends to maintain significant non-residential mortgage portfolios such as First Federal's commercial business, consumer and commercial real estate loans, subject to market conditions. In general, such loans carry shorter terms to maturity and/or repricing, and are more interest rate sensitive than most of First Federal's other assets. Third, management has used marketing and other initiatives to maintain First Federal's transaction and other deposit accounts and believes that such accounts generally carry lower interest costs and are less sensitive to interest rate shifts than the certificates of deposit. First Federal also utilizes FHLB borrowings in funding assets when the cost of these borrowings is more attractive than the cost of deposits. There can be no assurance as to whether or when any or all of the elements of the asset/liability management program will prove to be successful over future periods of time.

        Economic Value of Equity ("EVE") analysis provides a quantitative measure of interest rate risk. In essence, this approach calculates the difference between the market value of assets and liabilities under different interest rate environments. The degree of change between interest rate shock levels is a measure of the volatility of value risk. The following table sets forth, as of September 30, 2005, the estimated changes in First Federal Bank's EVE in the event of the specified instantaneous changes in interest rates.

ECONOMIC VALUE OF EQUITY

     ------------------ --------------- ---------------- ---------------
         Change in
       Interest Rates      Estimated       Amount of        Percent
       (Basis Points)         EVE            Change          Change
     ------------------ --------------- ---------------- ---------------
                             (Dollars in Thousands)
     ------------------ --------------- ---------------- ---------------

            +300         $     69,736     $    (10,391)            -13%
            +200               73,642           (6,485)             -8%
            +100               77,289           (2,838)             -4%
              0                80,127                0               -
            -100               80,970              844               1%
            -200               78,430           (1,696)             -2%
     ------------------ --------------- ---------------- ---------------

        Certain assumptions were employed in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates varied by categories and rate environment, deposit decay rates varied by categories and rate environment and the market values of certain assets under the various interest rate scenarios. In addition, an intangible asset is created that approximates the value of the deposits at $23.2 million as of September 30, 2005. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do change in the designated amounts, there can be no assurance that First Federal's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the EVE than indicated above.

LIQUIDITY AND CAPITAL RESOURCES

        First Federal's principal sources of funds are deposits and borrowings, scheduled payments and prepayment of loan principal and mortgage-backed securities, scheduled payments and maturities of investment securities and operations. While scheduled loan repayments and maturing investments are relatively predictable, deposit flows and early loan repayments are more influenced by general interest rates, floors and caps on loan rates, general economic conditions and competition. First Federal generally manages the pricing of its deposits to be competitive and to increase core deposit relationships, but has from time to time decided not to pay deposit rates that are as high as those of its competitors and, when necessary, to supplement deposits with less expensive alternative sources of funds, such as FHLB borrowings.

        The primary investing activities of First Federal are originating loans and, to a much lesser extent, purchasing mortgage-backed and investment securities. During the fiscal years ended September 30, 2005, 2004 and 2003, First Federal had loan originations net of principal repayments of $25.1 million, $2.3 million and $1.2 million, respectively. These amounts exclude the loans acquired in conjunction with the GFSB acquisition on June 1, 2005. A substantial portion of loan originations were funded by proceeds of loan repayments, the maturity or sale of securities, deposits and FHLB advances.

        The primary financing activities of First Federal are deposits and borrowings. For the fiscal years ended September 30, 2005, 2004 and 2003, First Federal experienced a net change in deposits of ($6.1) million, ($9.0) million and $7.7 million, excluding the deposits acquired from GFSB at June 1, 2005. Certificates of deposits as of September 30, 2005 and 2004 maturing within one year totaled $94.0 million and $41.0 million, respectively. Management expects most of these deposits to remain with the

Bank. During the fiscal years ended September 30, 2005, 2004 and 2003, First Federal's net financing activity (proceeds less repayments) with the FHLB totaled $2.0 million, ($4.2) million and $23.9 million, respectively, excluding the FHLB advances acquired with the GFSB acquisition on June 1, 2005.

        First Federal's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than one year that are readily convertible to known amounts of cash and include interest-bearing deposits. The level of these assets is dependent on First Federal's operating, financing and investing activities during any given period. At September 30, 2005, cash and cash equivalents totaled $11.8 million and $9.5 million at September 30, 2004.

        Liquidity management is both a daily and long-term responsibility of management. First Federal adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits and short- and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If First Federal requires funds beyond its ability to generate them internally, the Bank has additional borrowing capacity with the FHLB of Dallas which is, in the opinion of management, adequate to provide any funds needed.

        First Federal anticipates that it will have sufficient funds available to meet current loan commitments. At September 30, 2005, First Federal had unfunded outstanding loan commitments totaling $52 million and $26.7 million at September 30, 2004.

        First Federal Bank is required to maintain minimum levels of regulatory capital. At September 30, 2005, First Federal Bank exceeded all of its capital requirements.

OFF-BALANCE SHEET ARRANGEMENTS

        In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit care arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

IMPACT OF NEW ACCOUNTING STANDARDS

        See Note 1 of the Notes to the Consolidated Financial Statements included in this annual report for information regarding the effect of implementing new accounting standards.

CRITICAL ACCOUNTING POLICIES

        The Management's Discussion and Analysis of Financial Condition and Results of Operations, and disclosures included within this annual report, are based on the First Federal's audited consolidated financial statements. These statements have been prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States). The financial information contained in these statements is, for the most part, based on approximate measures of the financial effects of transactions and events that have already occurred. However, the preparation of these statements requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

        First Federal's significant accounting policies are described in the Notes to Consolidated Financial Statements. Based on its consideration of accounting policies that involve the most complex and subjective estimates and judgments, management has identified its most critical accounting policy to be that related to the allowance for loan losses.

        The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. First Federal has policies and procedures for evaluating the overall credit quality of its loan portfolio including timely identification of potential problem credits. On a quarterly basis, management reviews the appropriate level for the allowance for loan losses incorporating a variety of risk considerations, both quantitative and qualitative. Quantitative factors include First Federal's historical loss experience, delinquency and charge-off trends, collateral values, known information about individual loans and other factors. Qualitative factors include the general economic environment in First Federal's market areas and the expected trend of those economic conditions. To the extent actual results differ from forecasts and management's judgment, the allowance for loan losses may be greater or less than future charge-offs.

IMPACT OF INFLATION AND CHANGING PRICES

        First Federal's Consolidated Financial Statements and Notes have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation can be found in the increased cost of First Federal's operations. Nearly all the assets and liabilities of First Federal are financial, unlike most industrial companies. As a result, First Federal's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services.

MARKET FOR COMMON STOCK

        Our common stock is traded on the Nasdaq Capital Market under the symbol "FFSW." The approximate number of holders of record of First Federal's common stock as of January 5, 2006 was 366. Certain shares of First Federal are held in "nominee" or "street" name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. The following table presents quarterly market information for First Federal's common stock for the period ended December 31, 2005. First Federal began trading on the Nasdaq Capital Market on June 3, 2005. Accordingly, no information prior to this date is available. The following information was provided by the Nasdaq Stock Market.

         FISCAL 2005                       HIGH             LOW            DIVIDENDS
------------------------------------  ---------------  ---------------  ---------------
Quarter ended June 30, 2005              $    20.00       $   14.00        $   0.00 (1)
Quarter ended September 30, 2005              16.71           14.30            0.12 (1)

        (1) First Federal, as a new public company, declared a cash dividend on July 1, 2005, in the amount of $0.05 per share that represented earnings associated with the quarter ended June 30, 2005. On September 28, 2005, First Federal declared a $0.07 per share cash dividend that was associated with the earnings for the quarter ended September 30, 2005.

        Dividend payments by First Federal are dependent primarily on dividends it receives from First Federal Bank, because First Federal has no source of income other than dividends from First Federal

Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by First Federal .

        Under the rules of the Office of Thrift Supervision, First Federal Bank is not permitted to pay dividends on its capital stock to First Federal, its sole stockholder, if First Federal Bank's stockholder's equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, First Federal Bank is not permitted to make a capital distribution if, after making such distribution, it would be undercapitalized.

        In addition to the foregoing, earnings of First Federal Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by First Federal Bank on the amount of earnings removed from the reserves for such distributions First Federal intends to make full use of this favorable tax treatment and does not contemplate any distribution by First Federal Bank in a manner that would create federal tax liability.

                                        STOCKHOLDER INFORMATION


ANNUAL MEETING                                        TRANSFER AGENT

The Annual Meeting of Stockholders will be held       Registrar and Transfer Company
at 10:00 a.m. on February 22, 2006 at the             10 Commerce Drive
Company's main office: 300 North Pennsylvania         Cranford, New Jersey 07016
Ave. Roswell, NM.
                                                      If you have any questions concerning your
STOCK LISTING                                         stockholder account, please call our transfer
                                                      agent, noted above, at (800) 368-5948. This is
The Company's Common Stock trades on the Nasdaq       the number to call if you require a change of
Capital Market under the symbol "FFSW"                address, records or information about lost
                                                      certificates.
SPECIAL COUNSEL
                                                      ANNUAL REPORT ON FORM 10-KSB
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, N.W., Suite 400                A copy of the Company's Form 10-KSB for the
Washington, D.C.  20015                               fiscal year ended September 30, 2005, will be
                                                      furnished without charge to stockholders as of
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM         January 19 2006, upon written request to the
                                                      Secretary, First Federal Banc of the Southwest,
Eide Bailly LLP                                       Inc., 300 North Pennsylvania Avenue, Roswell,
P.O. Box 1914                                         New Mexico 88201.
1050 East Interstate Ave.
Bismarck, ND  58502-1914

                                         DIRECTORS AND OFFICERS

                             DIRECTORS                                         OFFICERS

        Edward K. David                Russell P. Weems                 Aubrey L. Dunn, Jr.
        CHAIRMAN OF THE                                                 PRESIDENT, CHIEF EXECUTIVE
        BOARD                          Kay R. McMillan                  OFFICER AND DIRECTOR

        Marc Reischman                 Larry L. Sheffield               George A. Rosenbaum, Jr.
        VICE CHAIRMAN OF                                                EXECUTIVE VICE PRESIDENT AND
        THE BOARD                      James E. Paul, Jr.               CHIEF FINANCIAL OFFICER

        Kay R. McMillan                Catherine K. Gutierrez

        Michael A. McMillan            Richard C. Kauzlaric

        Arturo Jurado                  Michael P. Mataya


                          INDEX TO FINANCIAL STATEMENTS

                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.


REPORTS OF INDEPENDENT REGISTERED ACCOUNTING FIRMS..........................F-2

CONSOLIDATED FINANCIAL STATEMENTS

        Statements of Financial Condition...................................F-4

        Statements of Income................................................F-5

        Statements of Stockholders' Equity..................................F-6

        Statements of Cash Flows............................................F-7

        Notes to Financial Statements.......................................F-9




--------------------------------------------------------------------------------

                               [LOGO] EideBailly
                           --------------------------
                            CPAs & BUSINESS ADVISORS


                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM


Board of Directors
First Federal Banc of the Southwest, Inc.
Roswell, New Mexico

We have audited the accompanying consolidated statement of financial condition of First Federal Banc of the Southwest, Inc. and subsidiary as of September 30, 2005, and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Banc of the Southwest, Inc. and subsidiary as of September 30, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Eide Bailly LLP

Bismarck, North Dakota
January 11, 2006




                       PEOPLE. PRINCIPLES. POSSIBILITIES.
                       ----------------------------------
                               WWW.EIDEBAILLY.COM
  1050 E. Interstate Ave. o PO Box 1914 o Bismarck, North Dakota 58502-1914 o
                  Phone 701.255.1091 o Fax 701.224.1582 o EOE


--------------------------------------------------------------------------------

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM


Board of Directors
First Federal Banc of the Southwest, Inc.
Roswell, New Mexico


We have audited the accompanying consolidated statement of financial condition of First Federal Banc of the Southwest, Inc. and subsidiary (Company) as of September 30, 2004 and the related consolidated statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Banc of the Southwest, Inc. and subsidiary as of September 30, 2004 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Neff + Ricci LLP

Albuquerque, New Mexico
October 21, 2004


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2005 AND 2004

ASSETS                                                                        ($ in thousands)
                                                                            2005            2004
                                                                        ------------    ------------
Cash and due from banks                                                 $     11,777    $      9,528
Interest-bearing deposits with banks                                          26,185          27,944
Held-to-maturity investments securities                                        2,132          23,214
Available-for-sale investment securities                                      64,902          18,534
Loans held for sale                                                            2,892           1,777
Loans receivable, net                                                        412,073         251,662
Accrued interest receivable                                                    2,036           1,289
Federal Home Loan Bank stock, at cost, restricted                              6,373           3,270
Property, equipment, and construction in progress, net                        13,726          10,090
Identifiable Intangibles                                                       3,645               -
Goodwill                                                                       2,286             409
Investment in non-bank subsidiaries                                              310               -
Other assets                                                                   1,605             338
                                                                        ------------    ------------

               TOTAL ASSETS                                             $    549,942    $    348,055
                                                                        ============    ============


LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                            2005            2004
                                                                        ------------    ------------
Liabilities
       Deposits
              Non-interest bearing                                      $     62,106    $     33,541
              Interest bearing                                               315,609         220,852
       Advances from the Federal Home Loan Bank                              107,991          57,329
       Escrows from borrowers for taxes and insurance                          1,561             714
       Accrued and other liabilities                                           3,156           1,627
       Long term subordinated debt                                            10,310               -
                                                                        ------------    ------------
              TOTAL LIABILITIES                                              500,733         314,063
                                                                        ------------    ------------
Commitments and contingencies                                                      -               -

Stockholders' Equity
       Preferred stock, $0.01 par value; 500,000 shares
              authorized; no shares issued and outstanding                         -               -

       Common stock, $0.01 par value; 6,000,000
              shares authorized; 4,289,445 shares issued and
              3,968,853 shares outstanding at September 30, 2005;
              3,507,680 shares issued and 3,187,088 shares
              outstanding at September 30, 2004                                   43              35

       Additional paid-in capital                                             17,916           5,224
       Retained  earnings                                                     34,345          31,444
       Accumulated other comprehensive income                                   (374)             10

Treasury stock, at cost, 320,592 shares in 2005 and
2004 respectively                                                             (2,721)         (2,721)
                                                                        ------------    ------------

              TOTAL STOCKHOLDERS' EQUITY                                      49,209          33,992
                                                                        ------------    ------------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $    549,942    $    348,055
                                                                        ============    ============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2005 AND 2004

                                                                     ($ in thousands, except per share)
                                                                           2005              2004
                                                                     ----------------  ----------------
INTEREST INCOME
       Interest and fees on loans                                    $         21,556  $         17,282
       Interest on investment securities                                        1,548             1,131
       Interest and dividends on other investments                                766               358
                                                                     ----------------  ----------------
              TOTAL INTEREST INCOME                                            23,870            18,771

INTEREST EXPENSE
       Deposits                                                                 3,711             2,973
       Borrowed funds                                                           3,501             2,707
                                                                     ----------------  ----------------
              TOTAL INTEREST EXPENSE                                            7,212             5,680
                                                                     ----------------  ----------------

                     NET INTEREST INCOME BEFORE PROVISION
                     FOR LOAN LOSSES                                           16,658            13,091

       Provision for loan losses                                                   (6)              198
                                                                     ----------------  ----------------
                     NET INTEREST INCOME AFTER PROVISION
                     FOR LOAN LOSSES                                           16,652            13,289
                                                                     ----------------  ----------------

OTHER INCOME
       Fees for services to customers                                           1,002               881
       Gain on sale of loans                                                      558               585
       Gain on sale of available-for-sale investment securities                     -                 -
       Other                                                                      578               471
                                                                     ----------------  ----------------
                     TOTAL OTHER INCOME                                         2,138             1,937
                                                                     ----------------  ----------------

OTHER EXPENSES
       Compensation and related benefits                                        7,337             6,142
       Occupancy                                                                1,006               869
       Data processing                                                            729               500
       Advertising                                                                178               214
       Telephone                                                                  218               195
       Postage                                                                    172               154
       Printing & supplies                                                        274               183
       Employee expenses                                                          263               203
       Depreciation and amortization                                              785               604
       Mortgage broker fees                                                       231                41
       Professional fees                                                          330               270
       Other                                                                    1,115               883
                                                                     ----------------  ----------------
                     TOTAL OTHER EXPENSES                                      12,638            10,258
                                                                     ----------------  ----------------
                     INCOME BEFORE INCOME TAXES                                 6,152             4,968
       Income tax expense                                                       2,497             1,911
                                                                     ----------------  ----------------
                     NET INCOME                                      $          3,655  $          3,057
                                                                     ================  ================
       Net income per average common share
                     Basic                                                       1.07               .96
                     Diluted                                                     1.05               .96
Average common shares - basic                                               3,427,582         3,173,622
Average common shares - diluted                                             3,491,582         3,197,120


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2005 AND 2004

                                                                                        ($ in thousands, except share data)


                                         COMMON           Additional         TREASURY                     Accumulated
                                         STOCK             Paid-in            STOCK                       Other Comp.
                                  ----------------------   Capital    ------------------------  Retained    Income
                                    Shares       Value                  Shares        Cost      Earnings    (Loss)         Total
BALANCE AT SEPTEMBER 30, 2003       3,478,200   $     35  $   5,037      265,800  $    (2,180) $  28,983  $        78  $    31,953

  Purchase of treasury stock                -          -          -       54,792         (541)         -            -         (541)

  Stock issued for stock options       29,480       0.29        187            -            -          -            -          187

  Dividends- $0.1875 per share              -          -          -            -            -       (596)           -         (596)

  Comprehensive income:
    Change in unrealized gain
    on investment securities, net
    of taxes                                -          -          -            -            -          -          (68)           -

  Net income                                -          -          -            -            -      3,057            -            -

                           TOTAL                                                                                             2,989
                                  -----------  ---------  ---------  -----------  -----------  ---------  -----------  -----------

BALANCE AT SEPTEMBER 30, 2004       3,507,680  $      35  $   5,224      320,592  $    (2,721) $  31,444  $        10  $    33,992

  Stock issued for acquisition of     720,765          7     12,229                                                         12,236
  GFSB Bancorp, Inc.

  Stock issued for stock options       61,000      0.610        463                                                            464

  Dividends - $0.2075 per share                                                                     (754)                     (754)

  Comprehensive income:
    Change in unrealized gain
    on investment securities, net
    of taxes                                                                                                     (384)

  Net income                                -          -          -            -            -      3,655            -            -

                           TOTAL                                                                                             3,271
                                  -----------  ---------  ---------  -----------  -----------  ---------  -----------  -----------


BALANCE AT SEPTEMBER 30, 2005       4,289,445  $      43  $  17,916      320,592  $    (2,721) $  34,345  $      (374) $    49,209
                                  ===========  =========  =========  ===========  ===========  =========  ===========  ===========



Reconciliation of Other Comprehensive Income (Loss)                      For the years ended
                                                                            September 30,
                                                                     --------------------------
                                                                         2005          2004
                                                                     ------------  ------------

Unrealized (losses) gains on securities:
  Unrealized holding (losses) gains arising during period            $       (639) $       (114)

  Related taxes                                                               255            46

  Plus: Reclassification adjustments for net gains (losses)
  in net income                                                                 -             -

  Related taxes                                                                 -             -
                                                                     ------------  ------------

               TOTAL OTHER COMPREHENSIVE INCOME (LOSS)               $       (384) $        (68)
                                                                     ============  ============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2005 AND 2004

                                                                            2005            2004
                                                                        ------------    ------------
Cash Flows from Operating Activities
         Net income                                                     $      3,655    $      3,057
         Adjustments to reconcile net income to net
         cash provided by operating activities
              Depreciation & amortization of intangibles                         785             605
              Net loss (gain) on sale of REO                                      29               -
              Loss (gain) on disposal of equipment                               (12)              -
              Proceeds from sales of loans held for sale                      33,650          40,715
              Origination of loans held for sale                             (34,207)        (37,863)
              Gain on sale of sold loans                                        (558)           (585)
              Provision (benefit) for loan losses                                  6            (198)
              Amortization of investments, net                                   208             519
              FHLB Stock dividend                                               (161)            (54)
              Change in accrued interest & dividend receivable                    88             139
              Change in prepaid/other assets                                  (1,276)            (67)
              Change in accounts payable & accrued liabilities                   180               5
              Accretion of market-to-market, net                                 (75)              -
              Other, net                                                        (107)            (13)
                                                                        ------------    ------------
                  NET CASH PROVIDED BY OPERATING ACTIVITIES                    2,205           6,260
                                                                        ------------    ------------

Cash Flows from Investing Activities
         Change in deposits in banks                                           2,048           5,453
         Proceeds from maturity and principal paydowns
              of held-to-maturity securities                                  20,935          21,928
         Principal payments on mortgage backed securities
              held-to-maturity                                                    27              45
         Proceeds from sales, maturities and principal paydowns
              of available-for-sale securities                                 6,575           6,375
         Purchases of available-for-sale securities                           (8,793)        (22,435)
         Principal payments on mortgage backed securities
              available-for-sale                                               3,148           2,059
         Loan origination and principal repayment on loans, net              (24,523)           (570)
         Proceeds from sale of loans                                               -               -
         Proceeds from sale of foreclosed properties                             419               -
         Net cash paid for acquisition                                        (4,249)              -
         Purchase of TPS common equity                                          (310)              -
         Proceeds from sale of property and equipment                            143             175
         Purchases of FHLB stock                                                   -            (134)
         Purchases of Building and Equipment                                  (1,878)         (2,326)
                                                                        ------------    ------------
              NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                (6,458)         10,570
                                                                        ------------    ------------

Cash Flows from Financing Activities
         Net increase (decrease) in transaction accounts, savings
         and now deposits                                                     (6,067)         (9,047)
         Net increase (decrease) in mortgage escrow funds                        555              53
         Proceeds from FHLB advances                                          18,220           7,987
         Repayments on FHLB Advances                                         (16,225)        (12,166)
         Dividends paid or to be paid in cash                                   (754)           (596)
         Proceeds from exercise of stock options                                 463             187
         Proceeds from sale of subordinated debentures                        10,310               -
         Purchase of treasury stock, net                                           -            (541)
                                                                        ------------    ------------
              NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES                 6,502         (14,123)

              NET CASH AND DUE FROM BANKS                               $      2,249    $      2,707
                                                                        ============    ============


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
----------------------------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2005 AND 2004

                                                                            2005            2004
                                                                        ------------    ------------
Increase (decrease) in cash and due from banks                          $      2,249           2,707
Cash and due from banks at beginning of year                                   9,528           6,821
                                                                        ------------    ------------
CASH AND DUE FROM BANKS AT END OF YEAR                                  $     11,777           9,528
                                                                        ============    ============



SUPPLEMENTAL DISCLOSURES

Cash paid during the year for
         Interest on deposits and advances                              $      6,473           5,573
         Income taxes                                                          2,661           1,818

Decrease in unrealized loss, net of deferred taxes
on available-for-sale securities (other comprehensive income)                   (384)            (68)


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS ACTIVITY AND HISTORY
First Federal Banc of the Southwest, Inc. (Company) was formed in April 1998 by First Federal Bank (Bank or Subsidiary) to become the Bank's holding company. The acquisition of the Bank was effective August 18, 1998, in connection with the Bank's reorganization into a holding company structure.

The Bank's primary business is the origination of consumer, commercial and mortgage loans and the solicitation of deposit accounts from the general public. Since its original charter was granted in 1920, the Bank has promoted home ownership through the granting of mortgage loans, primarily for the purchase, construction or improvement of residential and non-residential real estate. This has been, and continues to be, an important thrust of the Bank and is the focal point of operations. The primary market area of the Bank includes Chaves, Eddy, Lincoln, Dona Ana, Otero, and Bernalillo Counties in New Mexico, and El Paso County in Texas.

The Bank was chartered in 1920 as a mutual savings and loan association. In July 1979, the Bank converted to a common stock association until February 1983, when it became a federally chartered bank and changed its name to First Federal Savings Bank of New Mexico, later First Federal Bank.

PRINCIPLES OF CONSOLIDATION
The 2005 and 2004 consolidated financial statements include the accounts of the Company and the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

INTEREST-BEARING DEPOSITS
Interest-bearing deposits with banks consists of a Federal Home Loan Bank (FHLB) account, accounts with other financial institutions and certificates of deposit. The Bank's policy is to maintain account balances, excluding balances with the FHLB, with institutions which are federally insured by the U.S. Government.

The Bank is required by regulatory authorities to maintain certain cash balances based on levels of customer deposits. The Bank was in compliance with the required reserves at September 30, 2005 and 2004.

INVESTMENT SECURITIES
Investment securities are comprised of U.S. government and federal agency obligations, mortgage-backed securities, municipal and other bonds.

Premiums and discounts associated with investment securities are amortized using the interest method over the remaining period to contractual maturity or call date. Premiums and discounts associated with mortgage-backed securities are amortized and recognized in interest income using the level-yield method.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments in equity securities that have readily determinable fair values and all investments in debt securities are to be classified in three categories and accounted for as follows:

     o Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

     o Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. The Bank does not have any securities identified as trading securities.

     o Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of stockholder's equity, net of applicable deferred income taxes.

Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

INVESTMENTS IN NONBANK SUBSIDIARIES
The Company owns 100% of the outstanding common securities of First Federal NM Trust I and II. The investments in First Federal NM Trust I and II is carried on the equity basis of accounting. The equity basis results in the investment being carried at cost plus equity in earnings since date of acquisition, less dividends received from the subsidiaries.

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. The allowance for losses on loans is based on management's estimates. In connection with the determination of the value of foreclosed real estate, management obtains independent appraisals for significant properties.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and the valuation of foreclosed real estate may change materially in the near term.

LOANS HELD FOR SALE
Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. Net unrealized losses are recognized through a valuation allowance by charges to income. Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

LOANS RECEIVABLE
Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan origination fees and unearned discounts and interest.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loans losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance is maintained at a level determined adequate by management to absorb future potential losses in the loan portfolio and outstanding commitments to extend credit. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, economic conditions and other risks inherent in the portfolio.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The allowance consists of specific and general components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of the loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. The qualitative factors generally reflect concerns regarding certain geographic markets, exposure to certain types of loans and economic conditions that may stress or increase the risk to certain borrowers to fulfill their contractual obligations.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

MORTGAGE SERVICING RIGHTS
Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Generally, purchase servicing rights are capitalized at the cost to acquire the rights. For sales of mortgage loans, a portion of the cost of the originating loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds and default rates and losses. Capitalized servicing rights are reported in other assets and are amortized into non-interest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets.

Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to the amortized cost. Impairment is determined by stratifying rights into tranches based on predominant risk characteristics, such as interest rate, loan type and investor type. Impairment is recognized through a valuation allowance for an individual tranche, to the extent that fair value is less than the capitalized amount for the tranche. If the Company later determines that all or a portion of the impairment no longer exists for a particular tranche, a reduction of the allowance may be recorded as an increase to income.

Servicing fee income is recorded for fees earned for servicing loans. The fees are based on contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING
The Bank's policy is to expense the cost of advertising in the period the expenses are incurred.

REAL ESTATE OWNED AND REAL ESTATE HELD FOR INVESTMENT
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

FEDERAL HOME LOAN BANK STOCK (FHLB)
FHLB stock is stated at cost, based on the ultimate recoverability of its par value. The FHLB stock represents a form of equity interest in the FHLB and can be sold back only at par and only to the FHLB or to another institution. The FHLB stock lacks a market and, accordingly, is a restricted investment security. Membership in FHLB requires purchase of stock. Stock ownership is adjusted for levels of activity with the FHLB.

PROPERTY AND EQUIPMENT
Property and equipment is stated on the cost basis. Depreciation is generally computed using the straight-line method over the following estimated useful lives for buildings of 15 to 40 years and furniture, fixtures, and equipment of 3 to 20 years. The assets' actual useful lives could differ from the estimated useful lives used for calculating depreciation. It is the Bank's policy to capitalize project costs associated with the construction or remodeling of facilities.

TRANSFERS OF FINANCIAL ASSETS
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

NET INCOME PER COMMON SHARE
Basic income per common share is calculated by dividing net income applicable to common equity by the weighted average number of shares of common stock outstanding for the period. Diluted income per common share is calculated by adjusting the weighted average number of shares of common stock outstanding that would be issued assuming the exercise of stock options during the period using the treasury stock method. All share data has been adjusted to reflect the effect of the May 20, 2005, 8:1 stock split.

RECLASSIFICATIONS
Certain reclassifications have been made to 2004 information to conform to 2005 presentation.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS AND GOODWILL
Goodwill is recorded when the purchase price is higher than the fair value of net assets acquired in business combinations under the purchase method of accounting. On July 1, 2002, the Company adopted FAS 142, "Goodwill and Other Intangible Assets." FAS 142 eliminates amortization of goodwill from business combinations. Effective January 1, 2002, all goodwill amortization was discontinued.

The Company assesses goodwill for impairment annually, and more frequently in certain circumstances. Goodwill is assessed for impairment on a reporting unit level by comparing the fair value of the reporting unit at its carry amount, including goodwill. Impairment exists when the carrying amount of the goodwill exceeds its implied fair value. Other intangible assets consist of costs associated with acquisition, and the core deposit which is amortized using the straight-line method over nine years. If certain factors become present that could lead to impairment of intangible assets, testing will be performed at that time.

INCOME TAXES
Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

CASH AND CASH EQUIVALENTS
Cash and cash equivalents include currency on hand and due from banks.

STOCK OPTIONS
The Company applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. No stock options were granted during the year ended September 30, 2005.

Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, the Company's net income and income per average common share would have been reduced to the pro forma amounts indicated below:

                                                                 Years ended September 30,
                                                                  2005              2004
                                                               ----------        ----------
Net income (as reported)                                       $    3,655             3,057

Deduct:  Total stock-based employee compensation
determined under fair value based method for all awards,
net of related tax effects                                              -                (2)
                                                               ----------        ----------

Pro forma net income                                                3,655             3,055
                                                               ==========        ==========

Income per  share:
    Basic - as reported                                             $1.07               .96
    Basic - pro-forma                                               $1.07               .96

    Diluted - as reported                                           $1.05               .96
    Diluted - pro-forma                                             $1.05               .96

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model. No options were granted in 2005; therefore, the Black-Scholes option-pricing model assumptions for 2004 are as follows:

                                             2005               2004
                                             ----               ----

    Expected dividend yield                    -               1.81%
    Expected price volatility                  -                .58%
    Risk free interest rate                    -               2.20%
    Expected life of options                   -           4-5 years

FAIR VALUES OF FINANCIAL INSTRUMENTS
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

o    CASH AND CASH EQUIVALENTS
     The carrying amounts reported in the Consolidated Statements of Financial Position for cash and short-term instruments approximate the fair values of those assets.

o    INTEREST-BEARING DEPOSITS IN BANKS
     The carrying amounts of interest-bearing deposits maturing within one year approximate their fair values.

o    INVESTMENT SECURITIES INCLUDING MORTGAGE-BACKED SECURITIES
     Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

o    LOANS RECEIVABLE
     For variable-rate loans that re-price frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     The fair values for other loans (e.g., commercial real estate and rental property mortgage loans and commercial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. The carrying amount of accrued interest approximates its fair value.

o    LOANS HELD FOR SALE
     Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

o    DEPOSIT LIABILITIES
     The fair values disclosed for demand deposits (e.g., interest-bearing and non interest-bearing checking, passbook savings, and certain types of money market accounts) are equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

o    FEDERAL HOME LOAN BANK ADVANCES
     The fair value of Federal Home Loan Bank advances is estimated based on interest rates for the same or similar debt offered to the Bank having the same or similar remaining maturities and collateral requirements.

o    LONG TERM SUBORDINATED DEBT
     The fair values of the Company's long-term borrowings are estimated using discounted cash flow analyses based on the Company's current borrowing rates for similar types of borrowings.

o    ACCRUED INTEREST
     The carrying amounts of accrued interest approximate fair value.

OFF-BALANCE SHEET CREDIT RELATED FINANCIAL INSTRUMENTS
In the ordinary course of business, the Company has entered into commitments to extend credit, including commitments under credit care arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

COMPREHENSIVE INCOME
Accounting principles generally require that recognized revenue, expense, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING DEVELOPMENTS
In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (the AcSEC) issued Statement of Position (SOP) 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004, with early adoption encouraged. A certain transition provision applies for certain aspects of loans currently within the scope of Practice Bulletin 6, Amortization of Discounts on Certain Acquired Loans. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. It includes loans acquired in business combinations. The SOP does not apply to loans originated by the entity. Adoption of this SOP is not expected to have a material impact on the Company's financial statements.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123R, Share-Base Payment. This Statement revises SFAS Statement No. 123, Accounting for Stock-Based Compensation, amends SFAS Statement No. 95, Statement of Cash Flows, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. It requires that all stock-based compensation now be measured at fair value and recognized as expense in the income statement. This Statement also clarifies and expands guidance on measuring fair value of stock compensation, requires estimation of forfeitures when determining expense, and requires that excess tax benefits be shown as financing cash inflows versus a reduction of taxes paid in the statement of cash flows. Various other changes are also required. This Statement is effective beginning January 1, 2006, for the Company as a result of recent SEC actions. Management believes the impact on the financial statements will be similar to the disclosures made by footnote to the financial statements, showing the effect on earnings and earnings per share of expensing the value of stock options granted.

In November 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The FASB addresses the determination of when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The FSP amends FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, FASB Statement No. 124, Accounting for Certain Investments Held by Not-for-Profit Organizations and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The FSP nullifies certain requirements of EITF Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments and supersedes EITF Abstracts, Topics D-44, Recognition of Other-Than-Temporary Impairment upon the Planned Sale of a Security Whose Cost Exceeds Fair Value. The FSP is required to be applied to reporting periods beginning after December 15, 2005. The Company does not expect adoption to have a material impact on the consolidated financial statements.

NOTE 2.         INVESTMENT SECURITIES

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


The amortized costs and aggregate fair values of investment securities classified as held-to-maturity were as follows at September 30:

                                                                            2005
                                               --------------------------------------------------------------
    HELD-TO-MATURITY                                                  GROSS          GROSS         AGGREGATE
    INVESTMENT SECURITIES                         AMORTIZED        UNREALIZED      UNREALIZED        FAIR
                                                    COST              GAINS          LOSSES          VALUE
                                               ---------------    ------------    ------------    -----------
    U.S. Government and Federal
        agency obligations                     $         1,726               -              (3)         1,723
    Mortgage-backed securities FHLMC                        26               -               -             26
    Municipal and other bonds                              380               -               -            380
                                               ---------------    ------------    ------------    -----------
TOTAL INVESTMENT SECURITIES                    $         2,132               -              (3)         2,129
                                               ===============    ============    ============    ============


                                                                            2004
                                               --------------------------------------------------------------
    HELD-TO-MATURITY                                                  GROSS          GROSS         AGGREGATE
    INVESTMENT SECURITIES                         AMORTIZED        UNREALIZED      UNREALIZED        FAIR
                                                    COST              GAINS          LOSSES          VALUE
                                               ---------------    ------------    ------------    -----------
    U.S. Government and Federal
        agency obligations                     $        21,693               1             (62)        21,632
    Mortgage-backed securities FHLMC                        53               1               -             54
    Municipal and other bonds                            1,468              11              (3)         1,476
                                               ---------------    ------------    ------------    -----------
    Total investment securities                $        23,214              13             (65)        23,162
                                               ===============    ============    ============    ============

The amortized costs and aggregate fair values of investment securities classified as available-for-sale were as follows at September 30:


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 2.         INVESTMENT SECURITIES (CONTINUED)

                                                                               2005
                                                 --------------------------------------------------------------
                                                                        GROSS          GROSS         AGGREGATE
      AVAILABLE-FOR-SALE                            AMORTIZED        UNREALIZED      UNREALIZED        FAIR
      INVESTMENT SECURITIES                           COST              GAINS          LOSSES          VALUE
                                                 ---------------    ------------    ------------    -----------
    Federal agency obligations                   $        23,460               -            (315)        23,145
    Municipal securities                                   5,647              48             (10)         5,685
    SLMA asset-backed securities                             787               -              (1)           786
    Mortgage-backed securities                            23,898              43            (174)        23,767
    Common Stock                                           1,006               -            (110)           896
    Mutual Funds                                          10,726               -            (103)        10,623
                                                 ---------------    ------------    ------------    -----------
    TOTAL INVESTMENT SECURITIES                  $        65,524              91            (713)        64,902
                                                 ===============    ============    ============    ===========


                                                                               2004
                                                 --------------------------------------------------------------
                                                                        Gross          Gross         Aggregate
      AVAILABLE-FOR-SALE                            Amortized        Unrealized      Unrealized        Fair
      INVESTMENT SECURITIES                           Cost              Gains          Losses          Value
                                                 ---------------    ------------    ------------    -----------

    Federal agency obligations                   $        15,764               7             (44)        15,727
    Municipal securities                                     227               -               -            227
    Mortgage-backed securities                             1,916              83               -          1,999
    Common Stock                                              10               -               -             10
    Mutual Funds                                             600               -             (29)           571
                                                 ---------------    ------------    ------------    -----------

    TOTAL INVESTMENT SECURITIES                  $        18,517              90             (73)        18,534
                                                 ===============    ============    ============    ===========

The amortized costs and fair value of all debt securities by contractual maturity as of September 30, 2005 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                         Available-for-Sale                 Held-to-Maturity
                                                    Amortized        Aggregate         Amortized        Aggregate
                                                      Cost           Fair Value          Cost           Fair Value
                                                 ---------------    ------------    ---------------    ------------
Due in one year or less                          $         9,069           9,006              2,106           2,103
Due after one through five years                          15,408          15,153                  -               -
Due after five through ten years                               -               -                  -               -
Due after ten years                                        4,630           4,671                  -               -
                                                 ---------------    ------------    ---------------    ------------
                                                          29,107          28,830              2,106           2,103
Mortgage-backed securities                                24,685          24,553                 26              26
                                                 ---------------    ------------    ---------------    ------------

                                                 $        53,792          53,383              2,132           2,129
                                                 ===============    ============    ===============    ============

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 2.         INVESTMENT SECURITIES (CONTINUED)

Mortgage-backed securities held by the Bank represent participation certificates guaranteed by the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Company (FHLMC), which are issued by qualified mortgage lenders that pool qualifying loans.

The fair value of mortgage-backed securities and investments in U.S. Government and Federal agency obligations pledged to state, city and county deposits was $21,557 and $8,931 at September 30, 2005 and 2004, respectively.

The following table provides information pertaining to securities with gross unrealized losses at September 30, 2005, aggregated by investment category and length of time that individual securities have been in a continuous loss position:


AVAILABLE-FOR-SALE                           Less                     12 months
INVESTMENT SECURITIES                   than 12 months                or greater                    TOTAL
                                   ------------------------    ------------------------    ------------------------
                                      Fair         Unreal         Fair         Unreal         Fair         Unreal
                                      Value         Loss          Value         Loss          Value         Loss
                                   -----------   ----------    -----------   ----------    -----------   ----------
Federal agency obligations         $    19,706         (260)         3,439          (55)        23,145         (315)
Municipal securities                     2,621          (10)             -            -          2,621          (10)
SLMA asset-backed securities               786           (1)             -            -            786           (1)
Mortgage-backed securities              18,253         (174)             -            -         18,253         (174)
Common Stock                               886         (110)             -            -            886         (110)
Mutual Funds                            10,064          (62)           559          (41)        10,623         (103)
                                   -----------   ----------    -----------   ----------    -----------   ----------

        Total                           52,316         (617)         3,998          (96)        56,314         (713)


HELD-TO-MATURITY                             Less                     12 months
INVESTMENT SECURITIES                   than 12 months                or greater                    TOTAL
                                   ------------------------    ------------------------    ------------------------
                                      Fair         Unreal         Fair         Unreal         Fair         Unreal
                                      Value         Loss          Value         Loss          Value         Loss
                                   -----------   ----------    -----------   ----------    -----------   ----------

Federal agency obligations         $         -            -          1,723           (3)         1,723           (3)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. Consideration is given to the length of time and amount of the loss relative to cost, the nature and financial condition of the issuer and the ability and intent of the Company to hold the investment for a time sufficient to allow any anticipated recovery in fair value.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 2.         INVESTMENT SECURITIES (CONTINUED)

There were no securities with unrealized losses which management considers to be other-than-temporary impairments at September 30, 2005. The contractual terms of the Federal Agency obligations do not permit the issuer to settle the securities at price less than face value. Because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at September 30, 2005.

The Company owns an investment in a non diversified close-end investment management company electing status as a business development company under the Investment Company Act of 1940. The mutual fund invests primarily in private placement debt securities specifically designed to support underlying community development activities targeted to low-and-moderate income individuals such as affordable housing, education, small business lending, and job creating activities. Fund investments must carry a AAA credit rating or carry credit enhancement from a AAA-rated credit enhancer or be issued by the U.S. Government, government agencies or government-sponsored enterprises. This investment is generally considered eligible for regulatory credit under the Community Reinvestment Act (CRA). There is no established trading market for these shares. Due to the nature of the underlying assets of this fund, management does not believe the unrealized losses to be other-than-temporary impairments. The Company has the ability and intent to hold this investment for a reasonable period of time and will monitor the performance of the fund. As of September 30, 2005 the Company does not consider this investment to be other-than-temporarily impaired.

NOTE 3.         LOANS RECEIVABLE

Loans receivable consisted of the following at September 30:

                                                       2005            2004
                                                   ------------    ------------
First mortgage loans:
        Conventional                               $    185,713    $    110,585
        Guaranteed - FHA and VA                           3,325           4,030
    Construction loans                                   30,828          14,502
    Commercial real estate loans                        129,133          89,873
    Commercial non-real estate loans                     35,645          14,282
    Consumer loans                                       32,329          21,020
                                                   ------------    ------------
                                                        416,973         254,292
                                                   ------------    ------------

    Less:
        Net deferred loan origination fees               (1,100)           (377)
        Allowance for loan losses                        (3,800)         (2,253)
                                                   ------------    ------------
                                                         (4,900)         (2,630)
                                                   ------------    ------------

                                                   $    412,073    $    251,662
                                                   ============    ============

All first mortgage loans and construction loans are secured by a primary lien on the mortgaged property.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 3.         LOANS RECEIVABLE (CONTINUED)

Changes in allowance for loan losses were as follows for the years ended September 30:

                                                       2005            2004
                                                   ------------    ------------

    Balance at beginning of year                   $      2,253    $      2,495
    Acquisition of GFSB                                   1,661               -
    Provision (benefit)                                       6            (198)
                                                   ------------    ------------
                                                          3,920           2,297
    Charge-offs, net                                       (120)            (44)
                                                   ------------    ------------
    Balance at end of year                         $      3,800    $      2,253
                                                   ============    ============

During the years ended September 30, 2005 and 2004, the Bank had recoveries totaling $32 and $19, respectively.

The weighted average yield on all loans was 6.35% and 6.11% at September 30, 2005 and 2004, respectively.

The Bank's loan servicing portfolio is:

                                                       2005            2004
                                                   ------------    ------------

    Loans                                          $     13,422    $     15,746
    Service Fees                                             18              34
    Custodial Escrow                                         58              69

Nonaccrual and renegotiated loans for which interest has been reduced totaled $1,891 and $919 at September 30, 2005 and 2004, respectively. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

There was no material difference between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended September 30, 2005 and 2004.

An impaired loan can be valued based upon its fair value or the market value of the underlying collateral if the loan is primarily collateral dependent. The Bank assesses for impairment all loans delinquent more than 90 days. Uncollectible interest on loans that are contractually past due is charged off, based on management's periodic evaluation. There were no loans 90 days delinquent and still accruing interest at September 30, 2005 and 2004. Interest income is subsequently recognized only to the extent cash payments are received, until, in management's judgment, the borrower's ability to make periodic principal and interest payments is back to normal, in which case the loan is returned to accrual status.

The average impaired loan balance for the years ended September 30, 2005 and 2004 were $2,113 and $1,145, respectively. All impaired loans at September 30, 2005 and 2004 have a related specific allowance associated with it.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 3.         LOANS RECEIVABLE (CONTINUED)

                                                       2005            2004
                                                   ------------    ------------
Loans receivable that were evaluated for
credit losses in accordance with FASB
Statement No. 114, as amended                      $      2,967    $      1,263

Specific allowances for credit losses                       771             408

Interest collected on impaired loans                        244             128

Of the Bank's total loans at September 30, 2005, approximately $161,300 and $255,600 represent variable and fixed rate instruments, respectively. Of the Bank's total loans at September 30, 2004, approximately $103,800 and $150,500 represent variable and fixed rate instruments, respectively.

An analysis of loans to directors, and executive officers follows below at September 30:

                                                       2005            2004
                                                   ------------    ------------
Balance at beginning of year                       $         43    $        135
Acquisition of GFSB                                       1,442               -
New loans or advances                                       523               -
Loan principal repayments                                  (562)            (92)
                                                   ------------    ------------

                                                   ------------    ------------
BALANCE AT END OF YEAR                             $      1,446              43
                                                   ============    ============

None of the loans to directors and executive officers were on non-accrual, were past due or were restructured during the years ended September 30, 2005 and 2004. All loans to directors and executive officers were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions.

NOTE 4.         PROPERTY, EQUIPMENT AND CONSTRUCTION IN PROGRESS

Property and equipment, summarized by major classifications, was as follows at September 30:

                                                       2005            2004
                                                   ------------    ------------
Land                                               $      3,666    $      2,824
Buildings and improvements                               11,207           9,326
Furniture, fixtures and equipment                         5,516           3,708
Leasehold improvements                                      629               -
Construction in progress                                    937              24
                                                   ------------    ------------
                                                         21,955          15,882
Accumulated depreciation                                 (8,229)         (5,792)
                                                   ------------    ------------
                                                   $     13,726          10,090
                                                   ============    ============


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 4.         PROPERTY, EQUIPMENT AND CONSTRUCTION IN PROGRESS (CONTINUED)

The Bank leases equipment and buildings under agreements, which are classified as operating leases. The Bank has two building leases. One lease is a ten-year lease which expires in 2012, with options to renew for additional five-year periods. The second building lease is a ten-year lease which expires in 2007, with an option to purchase at term end or renew for an additional 10-year period. Rent expense under these operating lease agreements was $86 and $137 for the years ended September 30, 2005 and 2004, respectively.

As of September 30, 2005, future minimum lease payments under non-cancelable operating leases are as follows:

        Years Ending                                 Lease
        September 30,                             Commitments
                                                  -----------
           2006                                   $       178
           2007                                           189
           2008                                           124
           2009                                           116
           2010                                           118
           Thereafter                                     122
                                                  -----------

                                                  $       847
                                                  ===========

NOTE 5.         SAVINGS, CERTIFICATES OF DEPOSIT AND DEMAND ACCOUNTS

Deposits consisted of the following at September 30:

                                                       2005            2004
                                                   ------------    ------------
Non interest-bearing checking accounts             $     62,106    $     33,542
Interest-bearing checking accounts                       62,821          44,097
Passbook savings                                         84,108          89,494
Money market deposits                                    23,762           7,854
Certificates of deposit                                 144,918          79,406
                                                   ------------    ------------

                                                   $    377,715    $    254,393
                                                   ============    ============

Interest expense incurred on the above deposits was as follows for the years ended September 30:

                                                       2005            2004
                                                   ------------    ------------
Interest-bearing checking accounts                 $         67    $         64
Passbook savings                                            704             715
Money market deposits                                        94              28
Certificates of deposit                                   2,846           2,166
                                                   ------------    ------------

                                                   $      3,711    $     2,973
                                                   ============    ============


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 5.         SAVINGS, CERTIFICATES OF DEPOSIT AND DEMAND ACCOUNTS (CONTINUED)

Certificates of deposit by remaining maturity are as follows:

        Years Ending
        September 30,                                Amount
                                                  ------------
           2006                                   $     93,982
           2007                                         22,386
           2008                                         13,318
           2009                                          6,230
           2010                                          7,238
           Thereafter                                    1,764
                                                  ------------

                                                  $    144,918
                                                  ============

The weighted average interest rate on deposits was 1.22% and 1.06% at September 30, 2005 and 2004, respectively.

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $58,864 and $22,736 at September 30, 2005 and 2004, respectively.

Deposit account balances of related parties at September 30, 2005 and 2004 were approximately $2,378 and $5,119, respectively.

NOTE 6.         INCOME TAXES

The Company and the Bank have elected to file a consolidated tax return. Consolidated tax expense is allocated among the entities based on the proportion of their taxable income to consolidated taxable income.

Consolidated income tax expense consists of the following at September 30:

                                                       2005            2004
                                                   ------------    ------------
    Current
        Federal                                    $      1,812           1,492
        State                                               353             270
                                                   ------------    ------------
                                                          2,165           1,762
                                                   ------------    ------------
    Deferred (benefit)
        Federal                                             273             107
        State                                                59              42
                                                   ------------    ------------
                                                            332             149
                                                   ------------    ------------

                                                   $      2,497           1,911
                                                   ============    ============


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 6.         INCOME TAXES (CONTINUED)

The differences between total tax expense and the amount computed by applying the applicable statutory federal income tax rate of 34% to income before income taxes at September 30 were:

                                                       2005            2004
                                                   ------------    ------------
        Computed "expected" tax expense            $      2,092           1,689
        State income taxes, net                             370             206
        Other                                                35              16
                                                   ------------    ------------

                                                   $      2,497           1,911
                                                   ============    ============

Deferred taxes are attributable to temporary differences, such as the use of accelerated depreciation methods for tax purposes, the excess of the allowance for loan losses for financial reporting purposes over the amount for tax purposes which arose after 1987, differences in FHLB stock basis, the recognition of unrealized gains and losses on securities for tax purposes, and the deduction of loan origination costs for tax purposes. Certain unrealized gains and losses on available-for-sale securities, which are deferred for financial statement reporting purposes, are recognized currently for income tax purposes.

The Company's deferred tax liabilities and assets are as follows at September
30:

                                                       2005            2004
                                                   ------------    ------------
        Deferred tax assets:
          Allowance for loan losses                $      1,358             921
          GFSB ESOP                                         226               -
          Other                                             172              19
                                                   ------------    ------------
                                                          1,756             940
                                                   ------------    ------------
        Deferred tax liabilities
          Depreciation                                     (422)           (503)
          FHLB stock dividend                              (847)           (415)
          Deductible goodwill                               (88)            (82)
          Other                                            (268)            (56)
                                                   ------------    ------------
                                                         (1,625)         (1,056)
                                                   ------------    ------------

        NET DEFERRED TAX (LIABILITY) ASSET         $        131            (116)
                                                   ============    ============

During the year ended September 30, 1997, the Bank changed its method of computing its bad debt deduction for income tax purposes from the reserve method to the specific charge-off method. For the year ending September 30, 2005, there were no amounts remaining to be recaptured. At September 30, 2005, the Bank had an accumulated bad debt reserve of approximately $5,158 for federal income tax purposes that arose in tax years beginning before December 31, 1987, as a result of deductions taken for tax purposes only. No deferred tax liability has been recognized on this reserve. The reserve can only be used to absorb actual loan losses and any use for other purposes may result in taxable income at current rates to the Bank.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 7.         REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision
(OTS). The Bank's failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material effect on the Bank and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for Prompt Corrective Action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the Prompt Corrective Action guidelines are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt Corrective Action provisions are not applicable to bank thrift companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of September 30, 2005 and 2004, the Bank met all of the capital adequacy requirements to which it is subject.

As of September 30, 2005 and 2004, the Bank was categorized as "well capitalized" under the regulatory framework for Prompt Corrective Action. To remain categorized as well capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's Prompt Corrective Action category.

                                                                                                                   To be Well
                                                                                                                Capitalized for
                                                                                     Minimum for Capital        Prompt Corrective
                                                               Actual                 Adequacy Purposes         Action Provision
                                                        ----------------------     ----------------------    ----------------------
                                                          Ratio       Amount         Ratio       Amount        Ratio       Amount
                                                        ----------------------     ----------------------    ----------------------
                                                        (Dollars in Thousands)     (Dollars in Thousands)    (Dollars in Thousands)
As of September 30, 2005:
  Total Capital (to risk-weighted assets)                 15.40%     $ 55,674       => 8.00%   => $28,916    => 10.00%   => $36,145
                                                                                     -          -             -           -
  Tier I (core) Capital (to risk-weighted assets)         14.35        51,874          4.00        14,458        6.00        21,687

  Tier I (core) Capital (to adjusted total assets)         9.49        51,874          3.00        16,399        5.00        27,331

  Tangible Capital (to adjusted total assets)              9.49        51,874          1.50         8,199           -             -

As of September 30, 2004:
  Total Capital (to risk-weighted assets)                 14.81%     $ 31,801       => 8.00%   => $17,175    => 10.00%   => $21,469
                                                                                     -          -             -           -
  Tier I (core) Capital (to risk-weighted assets)         13.76        29,548          4.00         8,588        6.00        12,881

  Tier I (core) Capital (to adjusted total assets)         8.50        29,548          3.00        10,427        5.00        17,378

  Tangible Capital (to adjusted total assets)              8.50        29,548          1.50         5,213           -             -

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 7.         REGULATORY MATTERS (CONTINUED)

As an entity regulated by the OTS, the Bank has restrictions on capital distributions. The Board may approve dividends up to the current year's net income plus net retained earnings from the prior two years. For a distribution within these limits, the Bank must notify the OTS 30 days before any such distribution.

There are other restrictions that would apply to the Bank for distributions above the amount outlined above. At present, management is not contemplating distributions above this level. The restrictions that would apply are set forth in 12 CFR section 563.143.

NOTE 8.         EMPLOYEE RETIREMENT PLAN

The 401(k) Plan is available to all employees who have completed three months of service and have attained the age of 21. The rate of annual vesting is based on employees' credited years of service with the Bank. Employees are fully vested when they have attained six years or more of credited service. Qualifying employees may contribute up to 15% of their annual earnings, but not in excess of the maximum amount allowed by the Internal Revenue Service. The Plan has a mandatory match of 4% (assuming certain levels of contributions by the participant) and also allows the Employer to make a discretionary match above the mandatory levels. The Bank expects to contribute approximately $146 to the 401(k) Plan during the fiscal year 2006 for the 2005 plan year. During the fiscal year ended September 30, 2004, the Bank contributed $143 to the 401(k) Plan for the 2003 plan year.

NOTE 9.         ADVANCES FROM THE FEDERAL HOME LOAN BANK

At September 30, 2005 and 2004, the Bank had $107,991 and $57,329, respectively, of borrowed funds comprised of advances payable to the Federal Home Loan Bank. The advances payable, bear interest at fixed interest rates ranging from 1.93% to 6.97%. Interest is due monthly.

Principal payments and maturities for the advances are as follows:

        Years Ending
        September 30,                                Amount
                                                  ------------
           2006                                   $     10,025
           2007                                         24,856
           2008                                         12,199
           2009                                         20,981
           2010                                         17,344
           Thereafter                                   22,586
                                                  ------------

                                                  $    107,991
                                                  ============


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 9.         ADVANCES FROM THE FEDERAL HOME LOAN BANK (CONTINUED)

The purpose of these advances is to finance mortgage and commercial real estate loans with fixed interest rates maturing approximately at the same time as the related loans. This provides the Bank with a constant interest rate spread. The advances are scheduled to mature from October 2005 to September 2025. The blanket lien status allows the Bank to borrow up to specific loan percentages of the eligible collateral as determined by the Federal Home Loan Bank of Dallas
(FHLB), not to exceed 35% of the Bank's total assets without specifically listing, segregating, or delivering collateral to the FHLB. Eligible collateral under the blanket lien for Community Financial Institutions is as follows: first-lien mortgages on one-to-four family and multifamily (up to 75%), small farm/agriculture loans (up to 40%) and small business loans (up to 60%). The collateral value is adjusted for credit deficiencies, delinquencies greater than 90 days, and other types of exceptions. Although no loans are specifically pledged, substantially all loans are subject to the blanket lien and are deemed to be pledged to FHLB. The blanket lien status pledge also requires the Bank to pledge its demand deposit account (approximately $24 and $26 at September 30, 2005 and 2004 respectively), the capital stock of the FHLB, and other assets pursuant to the FHLB's Advances, Collateral Pledge and Security Agreement.

NOTE 10.        SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK

The Bank's loan business activity is with customers located within the state of New Mexico and the El Paso, Texas area. Generally, the loans are secured by real estate, however, the Bank also makes consumer loans and commercial loans. All loans are expected to be repaid from cash flows of the borrowers. Credit losses arising from lending transactions are affected by the economic conditions surrounding the agribusiness, oil and gas, military, government and manufacturing industries within the state of New Mexico and the El Paso area.

The Bank's collateral policy is to secure all real estate loans by mortgages, place first liens on collateral to commercial loans and perfect liens on consumer loan products.

At September 30, 2005 and 2004, the Bank had credit commitments of $102,656 and $48,243, respectively. At September 30, 2005 and 2004, the Bank had $50,674 and $21,495 outstanding against those lines, respectively. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At September 30, 2005 and 2004, the Bank had $1,001 and $728 outstanding under standby letters of credit, respectively. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies and is required in instances where the Bank deems necessary.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 11.        FAIR VALUE OF FINANCIAL INSTRUMENTS

The Bank has estimated the fair values of its financial instruments as follows as of September 30:

                                                          2005                        2004
                                               -------------------------   -------------------------
                                                CARRYING        FAIR        Carrying        Fair
                                                  VALUE         VALUE         Value         Value
                                               -----------   -----------   -----------   -----------
Financial assets:
   Cash due from bank                          $    11,777   $    11,777   $     9,528   $     9,528
   Interest bearing deposits with banks             26,185        26,185        27,944        27,944
   Held-to-maturity investment securities            2,132         2,129        23,214        23,162
   Available-for-sale investment securities         64,902        64,902        18,533        18,533
   Loans held for sale                               2,892         2,892         1,777         1,777
   Loans receivable, net                           412,073       414,876       251,662       258,381
   Accrued interest receivable                       2,036         2,036         1,289         1,289
Financial liabilities:
   Deposits                                        377,715       376,662       254,393       254,771
   Advances from the Federal
   Home Loan Bank                                  107,991       108,376        57,533        58,637
   Long-term subordinated debt                      10,310        10,489             -             -
   Accrued interest payable                            803           803           319           319

Off-balance sheet items:
   Credit commitments                               51,982        51,982        26,748        26,748
   Letters of credit                                 1,001         1,001           728           728

The carrying values in the preceding tables are included in the Consolidated Statements of Financial Condition under the applicable captions.

NOTE 12.        STOCK OPTION PLANS

STOCK OPTIONS. The Company applies APB Opinion 25 and related Interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. No stock options were granted during the year ended September 30, 2005. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, the Company's net income and income per average common share would have been reduced to the pro forma amounts indicated below:

                                                       2005            2004
                                                   ------------    ------------
Net income (as reported)                           $      3,655           3,057
    Pro forma                                             3,655           3,055

Income per average common share (as reported)              1.07             .96
    Pro forma                                              1.07             .96

The fair value of each option granted is estimated on the grant date using the Black-Scholes option-pricing model. No options were granted in 2005; therefore, the Black-Scholes option-pricing model assumptions for 2004 are as follows:


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 12.        STOCK OPTION PLANS (CONTINUED)

                                                       2005            2004
                                                   ------------    ------------
    Expected dividend yield                                   -           1.81%
    Expected price volatility                                 -            .58%
    Risk free interest rate                                   -           2.20%
    Expected life of options                                  -       4-5 years

The weighted average fair value of options granted during 2004 was $0.20 per share.

1995 STOCK OPTION PLAN. The Bank has a nonqualified stock option plan, which provides for the granting of stock options to directors, officers and key employees. During fiscal 1998, upon formation of the Company, the nonqualified stock option plan was transferred to the Holding Company. A maximum of 40,885 shares of stock may be issued under the plan. The option price, number of shares and grant date are determined at the discretion of the Company's Board of Directors. Grantees vest in the options at a rate determined by the Board of Directors on the date of grant. The exercise price of each option approximates the market price of the Company's stock on the date of grant. Options granted under the plan are exercisable for a period not to exceed five years from the options grant date.

2002 STOCK OPTION AND INCENTIVE PLAN. The shareholders of the Company approved the "2002 Stock Option and Incentive Plan", (the Plan) in January 2003. The Plan designates that options granted to employees of the Company or its affiliates will qualify as Incentive Stock Options. Options granted to person who are not employees will be Non-Qualified Stock Options. Under the Plan, awards may be made up to a maximum of 30,000 shares, subject to adjustment as defined in
Section 9 of the Plan. A Committee of the Board of Directors will insure that the exercise price of any option shall not be less than the Market Value per Share at the date of grant of the option, the expiration date shall not exceed ten years from the date of grant. Other terms and conditions, including vesting schedules may be imposed upon each grant. The terms and conditions need not be identical among Participants. The Plan shall continue in effect for a term of ten years unless sooner terminated under Section 16.

The weighted average remaining life of common stock options exercisable and outstanding at September 30, 2005 and 2004 is 2.49 and 2.94 years, respectively.

A summary of common stock option transactions during the years ended September 30, 2005 and 2004 follows (amounts listed below are in actual dollars):

                                                                Weighted Average          Price
                                              Options            Exercise Price           Range
                                         -----------------    --------------------    --------------
Outstanding at September 30, 2003                 188,480       $           8.31      $   5.00-10.31
Granted                                           101,000                  10.42         10.00-11.69
Exercised                                         (29,480)                  6.36          5.00-10.00
Forfeited                                          (2,400)                 10.00            10.00
                                         -----------------
Outstanding at September 30, 2004                 257,600                   9.29          5.00-11.69

Granted                                                 -                      -              -
Exercised                                         (62,600)                  7.63          5.00-10.95
Forfeited                                         (28,600)                  9.53          7.13-10.63
                                         -----------------
Outstanding at September 30, 2005                 166,400                   9.87          5.00-11.69

                                         =================
Exercisable at September 30, 2004                 177,600                   9.08          5.00-11.69
                                         =================
Exercisable at September 30, 2005                  86,400       $           9.98      $   5.00-11.69
                                         =================

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 12.        STOCK OPTION PLANS (CONTINUED)

The following table presents information by ranges of exercise price on options outstanding at September 30, 2005:


    Exercise Price       Number of           Wtd Avg           Remaining
        Range             Options         Exercise Price      Life (years)
  ------------------   -------------     ----------------    --------------
  $    7.00-7.99               1,400     $           7.75               .08
  $    8.00-8.99              12,200                 8.50              1.08
  $    9.00-9.99              90,000                 9.71              2.00
  $   10.00-10.99             59,600                10.37              3.46
  $   11.00-11.99              3,200                11.39              3.42
                       -------------     ----------------    --------------
                             166,400     $           9.87              2.49
                       =============     ================    ==============

The following table presents information by ranges of exercisable price on options exercisable and outstanding at September 30, 2005:

    Exercise Price       Number of           Wtd Avg           Remaining
        Range             Options         Exercise Price      Life (years)
  ------------------   -------------     ----------------    --------------
  $    7.00-7.99               1,400     $           7.75               .08
  $    8.00-8.99              12,200                 8.50              1.08
  $    9.00-9.99              10,000                 9.38              2.08
  $   10.00-10.99             59,600                10.37              3.46
  $   11.00-11.99              3,200                11.39              3.42
                       -------------     ----------------    --------------
                              86,400     $           9.98              2.51
                       =============     ================    ==============

Stock options available for issuance at September 30, 2005

  Under the 1995 Stock Option Plan                                   11,400
  Under the 2002 Stock Option and Incentive Plan                     89,600
                                                                    -------
                                                                    101,000
                                                                    =======


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 13.        INCOME PER COMMON SHARE

Basic income per common share is calculated by dividing net income applicable to common equity by the weighted average number of shares of common stock outstanding for the period. Diluted income per common share is calculated by adjusting the weighted average number of shares of common stock outstanding that would be issued assuming the exercise of stock options during the period using the treasury stock method. All share data has been adjusted to reflect the effect of the May 20, 2005, 8:1 stock split. The following reconciles amounts reported in the financial statements:

                                                                       FOR THE YEAR ENDED SEPTEMBER 30, 2005
                                                                       -------------------------------------

                                                                     INCOME           SHARES         PER-SHARE
                                                                   (NUMERATOR)     (DENOMINATOR)      AMOUNT
    Income available to common stockholders -
        basic income per share                                   $         3,655      3,427,582      $    1.07

    Effect of dilutive securities:
        Options                                                                -         63,999
                                                                 ---------------   ------------

    Income available to common stockholders -
        diluted income per common share                          $         3,655      3,491,581      $    1.05
                                                                 ===============   ============



                                                                       For the Year Ended September 30, 2004
                                                                       -------------------------------------

                                                                     Income           Shares         Per-share
                                                                   (Numerator)     (Denominator)      Amount
    Income available to common stockholders -
        basic income per share                                   $         3,057      3,173,622      $     .96

    Effect of dilutive securities:
        Options                                                                -         23,498
                                                                 ---------------   ------------

    Income available to common stockholders -
        diluted income per common share                          $         3,057      3,197,120      $     .96
                                                                 ===============   ============

--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 14.        JUNIOR SUBORDINATED DEBT OWED TO UNCONSOLIDATED TRUSTS

The following table presents details on the junior subordinated debt owed to the unconsolidated trusts as of September 30, 2005:

                                                                    First Federal NM              First Federal NM
                                                                        Trust I                       Trust II
                                                                 -----------------------        ---------------------
Date of Issue                                                      January 19, 2005                 May 23, 2005
Amount of trust preferred securities issued                      $             7,000,000        $           3,000,000
Rate on trust preferred securities                                                  5.7%                       6.145%
Maturity                                                                  March 15, 2035                June 15, 2035
Date of first redemption                                                  March 15, 2010                June 15, 2010
Common equity securities issued                                  $               217,000        $              93,000
Junior subordinated deferrable interest debentures owed          $             7,217,000        $           3,093,000
Rate on junior subordinated deferrable interest
debentures                                                                          5.7%                       6.145%

In 2005, the Trusts, each being a Delaware statutory business trust, issued trust preferred securities (the trust preferred securities) in the amounts and at the rates indicated above. These securities represent preferred beneficial interests in the assets of the Trusts. The trust preferred securities will mature on the dates indicated, and are redeemable in whole or in part at the option of the Company at any time after the date of first redemption indicated above, and in whole at any time upon the occurrence of certain events affecting their tax or regulatory capital treatment. The Trusts also issued common equity securities to the Company in the amounts indicated above. The rates on the trust preferred securities are fixed through the respective first redemption dates. Subsequent to those dates, the interest rate will be equal to LIBOR plus 1.85%. The Trusts used the proceeds of the offering of the trust preferred securities to purchase junior subordinated deferrable interest debentures (the debentures) issued by the Company, which have terms substantially similar to the trust preferred securities. The Company has the right to defer payments of interest on the debentures at any time or from time to time for a period of up to 20 consecutive quarterly periods with respect to each interest payment deferred. Under the terms of the debentures, in the event that under certain circumstances there is an event of default under the debentures, or the Company has elected to defer interest on the debentures, the Company may not, with certain exceptions, declare or pay any dividends or distributions on its capital stock or purchase or acquire any of its capital stock. The Company used the proceeds from the sale of the debentures, in part, to fund the cash portion of the acquisition of GFSB Bancorp, Inc.

The Company owns all of the outstanding common securities of the Trusts. Each Trust is considered a variable interest entity (VIE) under Financial Accounting Standards Board Interpretation (FIN) No. 46, CONSOLIDATION OF VARIABLE INTEREST ENTITIES, AN INTERPRETATION OF ACCOUNTING RESEARCH BULLETIN NO. 51, as revised. Prior to FIN 46, VIEs were generally consolidated by an enterprise when the enterprise had a controlling financial interest through ownership of a majority of voting interest in the entity. Under FIN 46, a VIE should be consolidated by its primary beneficiary. Because the Company is not the primary beneficiary of the Trust, the financial statements of the Trust are not included in the consolidated financial statements of the Company.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 14.        JUNIOR SUBORDINATED DEBT OWED TO UNCONSOLIDATED TRUSTS
                (CONTINUED)

Payments of distributions on the trust preferred securities and payments on redemption of the trust preferred securities are guaranteed by the Company on a limited basis. The obligations of the Company under the junior subordinated debentures, the related indentures, the trust agreements establishing the Trusts, the guarantees and the agreements as to expenses and liabilities, in the aggregate, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the trust preferred securities.

NOTE 15.        ACQUISITION

After the close of business on May 31, 2005, the Company completed its acquisition of GFSB Bancorp, Inc (GFSB). The results of GFSB's operations have been included in the consolidated financial statements since June 1, 2005. The following table depicts select balances of GFSB as of May 31, 2005:

        May 31, 2005  (1)                               ($ amounts in thousands)

        Cash and due from banks                             $           7,404
        Available for sale investment securities                       24,516
        Available for sale mortgage-backed securities                  23,285
        Loans receivable, net                                         139,604
        Other assets                                                    7,667
                                                            -----------------
             Total assets                                   $         202,486
                                                            =================

        Demand deposits and NOW accounts                               32,727
        Savings and money market accounts                              22,834
        Time deposits                                                  73,915
        Advances from Federal Home Loan Bank                           48,154
        Other liabilities                                               5,250
                                                            -----------------
             Total liabilities                                        182,880

        Total stockholders' equity                                     19,606
                                                            -----------------
             Total liabilities and stockholders equity      $         202,486
                                                            =================

        (1) Amounts are book value.

The acquisition of GFSB increased the geographic footprint of the Company and allowed shareholders an interest in a larger entity with access to the public markets. The Company hopes to realize cost savings and efficiencies by combining the respective operations. The value of the long-term nature of the customer base contributed to a purchase price in excess of GFSB's book values.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 15.        ACQUISITION (CONTINUED)

Pursuant to the Merger Agreement, all shareholders of GFSB that properly elected and surrendered their GFSB shares received in exchange for each of their shares either $20 in cash, 1.17806 shares of the Company's common stock, or a combination of the merger consideration (51% stock and 49% cash). Those shareholders not properly electing pursuant to the Merger Agreement received merger consideration for each of their shares of $6.0588 in cash and 0.821178789 shares of common stock. Additionally, all outstanding stock options for GFSB officers and directors were cancelled by providing merger consideration for the difference between the strike price of the option and $20.

The Merger Agreement stated the value of each share of common stock of the Company was $16.977. The Company issued 720,765 shares of common stock at a value of approximately $12.2 million. In addition, GFSB shareholders were paid approximately $11.9 million in cash. Including certain costs to complete the acquisition, the total cost was approximately $24.9 million. The acquisition was accounted for under the purchase method of accounting in accordance with SFAS No. 141. Under this method of accounting, the purchase price was allocated to assets acquired and liabilities assumed based on their fair values at the acquisition date.

As required by SFAS No. 141, the purchase method of accounting was used to record the acquisition. This method requires that assets and liabilities be recorded at the market value as of the acquisition date. As a result, certain adjustments are necessary to transform the basis of some of the assets and liabilities of the acquired entity to the new market values. The following table reflects the significant adjustments made to the carrying values of certain GFSB assets and liabilities to adjust them to there respective market values as of the acquisition date and the related amortization periods:

        Category                                     Dr/(Cr)     Life (months)
        -----------------------------------------    -------     -------------

        Additional adjustment to AFS Securities      $ (168)        various
        Loans                                           (43)        60
        Property (buildings)                            193         120
        Time Deposits                                   122         14
        FHLB Advances                                  (620)        23

Presented below is pro-forma information as if the acquisition had occurred at the beginning of 2005 and 2004. The pro-forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction, depreciation expense on property acquired, interest expense on deposits and borrowed funds acquired, interest expense on subordinated debt used in funding the acquisition, and the related income tax effects. The pro-forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed dates.


--------------------------------------------------------------------------------

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                         YEARS ENDED SEPTEMBER 30, 2005 AND 2004


NOTE 15.        ACQUISITION (CONTINUED)

                                               September 30
                                        ---------------------------
                                            2005           2004
                                        ------------   ------------
        Net interest income             $     21,298   $     19,639
        Net income                      $      3,738   $      3,232

        Basic income per share          $       1.09   $       1.02
        Diluted income per share        $       1.07   $       1.01

The pro-forma information above contains certain non-recurring expenses incurred by GFSB related to the acquisition. GFSB paid approximately $1.05 million for employment contracts, legal fees, accounting fees, and fees paid to an investment banking firm. The net after tax amount of $693 was reduced from each period presented, as if the transaction took place at the beginning of the respective period.

NOTE 16.        GOODWILL AND INTANGIBLE ASSETS

The change in the balance for goodwill during the years ended September 30, 2005 and 2004 as follows:

                                            2005           2004
                                        ------------   ------------
        Balance at beginning of year    $        409   $        409
        Acquired goodwill                      1,877              -
                                        ------------   ------------
        End of year                     $      2,286   $        409
                                        ============   ============

Goodwill is tested annually for impairment as required under SFAS 142. The total acquired goodwill is not deductible for tax purposed under current regulations.

Intangible assets were as follows as of September 30:

                                                        2005                              2004
                                          -------------------------------   -------------------------------
                                             GROSS                             GROSS
                                            CARRYING       ACCUMULATED        CARRYING       ACCUMULATED
                                             AMOUNT        AMORTIZATION        AMOUNT        AMORTIZATION
                                          ------------   ----------------   ------------   ----------------
Amortized intangible assets:
  Core deposit intangibles                $      3,015                112   $          -                  -
  Capitalized costs of
    GFSB acquisition                               770                 28              -                  -
                                          ------------   ----------------   ------------   ----------------
Total                                     $      3,785                140   $          -                  -
                                          ============   ================   ============   ================

Estimated amortization expense for each of the next five years is as follows:

        2006            $       421
        2007                    421
        2008                    421
        2009                    421
        2010                    421


--------------------------------------------------------------------------------
                                      F-37