Form 10KSB, Exhibit 13
period 2006-09-30
FIRST FEDERAL BANC OF THE SOUTHWEST INC
filed 2006-12-28
CIK 1060939

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

     First Federal Bank is headquartered in Roswell, New Mexico, and currently serves the financial needs of communities in its trade area through its office located at 300 N. Pennsylvania Ave., Roswell, New Mexico 88201, and 15 banking offices located in Lincoln, Chaves, Eddy, McKinley, San Juan, Otero, Dona Ana and Bernalillo Counties in New Mexico and El Paso County, Texas. First Federal's business involves providing assistance in the management and coordination of the financial resources of First Federal Bank and providing capital, business development and long-range planning services to First Federal Bank.

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

     Management's discussion and analysis of financial condition and results of operations are intended to assist in understanding the financial condition and results of operations of First Federal. The information contained in this section should be read in conjunction with the financial statements and accompanying notes contained elsewhere in this document.

MERGER AGREEMENT

     On October 10, 2006, First Federal and Washington Federal, Inc. ("Washington Federal"), the holding company for Washington Federal Savings and Loan Association, entered into an Agreement and Plan of Reorganization (the "Merger Agreement). Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, First Federal will merge with and into Washington Federal, with Washington Federal being the surviving corporation of such merger. Under the terms of the Merger Agreement, stockholders of First Federal will receive $24.14 for each of their shares of First Federal common stock. The transaction has a total indicated value of approximately $99 million. Subject to regulatory and stockholder approvals, the transaction is expected to close in the first quarter of 2007.

FINANCIAL CONDITION

SEPTEMBER 30, 2006 COMPARED TO SEPTEMBER 30, 2005.

     Total assets decreased approximately $2.5 million, or 0.5% from $549.9 million as of September 30, 2005 to $547.4 million as of September 30, 2005. The overall decrease in total assets is insignificant. The most material change in the total assets occurred as the investment portfolio was allowed to continue to decline. The total investment portfolio declined nearly $20 million as of September 30, 2006 as compared to September 30, 2005. The decrease in assets was primarily re-allocated to the overnight deposit account maintained at the Federal Home Loan Bank of Dallas and to a much lesser extent a small increase in loans.

     Total gross loans increased $2.7 million, or 0.6% from $417.0 million as of September 30, 2005 to $419.6 million as of September 30, 2006. The increase in loans was primarily in commercial real estate loans and construction loans. Commercial loans grew $16.2 million, or 12.5% from $129.1 million at September 30, 2005 to $145.3 million at September 30, 2006. Likewise, construction loans grew $9.7 million from $30.8 million at September 30, 2005 to $40.5 million at September 30, 2006. Most of the growth in these loan areas occurred in the Albuquerque and Las Cruces markets. It primarily relates to residential housing market in both the construction of new homes and the development of new subdivisions. Most of this growth was funded by the decline in the residential mortgage portfolio. The mortgage portfolio declined nearly $19.0 million between fiscal year-end 2005 and 2006. First Federal Bank does not hold 30 year mortgages because of the inherent interest rate risk. Due to the flat yield curve, adjustable rate mortgage rates are nearly the same as 30 year mortgage rates. Consequently, the demand for adjustable mortgages and other short-term mortgages is very limited. Non-real estate related commercial loans also declined $3.2 million or 9.0% between September 30, 2005 and 2006. Likewise consumer loans decline slightly less than $1 million during the same period.

     Investment securities decreased $19.5 million, or 29.1%, from $67.0 million as of September 30, 2005 to $47.5 million as of September 2006. The change was across all types of investment categories as First Federal Bank did not make any purchases of investment securities during the current fiscal year. This decision was based upon the flattening of the yield curve which ultimately inverted in the final months of the fiscal year. With overnight rates higher than long-term bond rates, placing funds into investments with five-year terms was not deemed prudent. Additionally, the Company was negotiating its sale and believed it was advisable to keep the investment portfolio in short-term assets while rates were declining. In addition to the normal repayments of principal and maturity of securities, the bank sold two investments. These were the Capital Access Strategies Fund ($600,000 book value) which was continuing to decline in value and the common stock the Federal Home Loan Mortgage Corporation ("Freddie Mac") ($1.0 million book value). The Capital Access Strategies Fund was sold for a small loss and the Freddie Mac was sold for a small gain. The funds generated by the repayments and maturities of investment securities were generally collected in the overnight funds account or were used to fund new loans. The overnight funds account increased $12.7 million or 48.6% to $38.9 million at September 30, 2006.

     Total deposits declined $300,000, or slightly less than 0.1% from $377.7 million as of September 30, 2005 to $377.4 million as of September 30, 2006. While total deposits changed an immaterial amount the composition of deposits did change significantly. Non-interest bearing accounts increased $2.7 million from $62.1 million at September 30, 2005 to $64.8 million at September 30, 2006. This change was the result of the commercial lending staff placing more emphasis on obtaining deposit relationships with our commercial loan customers. The balance of changes in deposits between fiscal year 2005 and 2006 were declines in interest bearing checking from $62.8 million to $60.1 million, a decrease of $2.7 million, savings deposits declined from $84.1 million to $61.7 million or 26.6%, certificates of deposit decreased from $144.9 million to $127.8 million, or 11.8%. All of the declines in these interest bearing categories of deposits were primarily offset by an increase in money market accounts from $23.7 million to $62.9 million, or 165.4%. The decline in certificates of deposit was expected as many of the time deposits owned by governmental entities acquired through the Gallup Federal Savings acquisition in 2005 were allowed to mature without matching the requested rates to maintain the deposits. As has been previously discussed, the Company wishes to develop relationships with the customers, and not just merely pay the highest rate to obtain the time deposit. While the offering rates must remain competitive to attract and retain customers, the Company has not aggressively gathered deposits. As the Federal Reserve Board has continued raising short-term interest rates, depositors with funds in savings accounts have begun to seek alternate investments. These changes in market competition were best managed by offering a competitive money market product that could attract and retain customer deposits while customers ponder the long-term direction of interest rates. We believe this was an effective strategy that minimized the interest rate risk to the Company and provided the best platform to mange future changes in interest rates associated with our funding sources. Our other significant source of funding is Federal Home Loan Bank ("FHLB") borrowings which decreased $6.9 million from $108.0 million as of September 30, 2005 to $101.1 million as of September 30, 2006. First Federal generally borrows through the FHLB only to fund certain long-term loans or will use the borrowings when they are at a lower cost then deposits that can be gathered.

     The allowance for loan losses decreased approximately $42,000. The decline was the result of a $52,000 provision which was offset by net charge-offs of $94,000 for the fiscal year ending September 30, 2006. As of September 30, 2006, management deemed the allowance adequate to cover probable losses in the portfolio.

     Stockholders' equity increased $4.6 million, or 9.3%, to approximately $53.8 million as of September 30, 2006 compared to $49.2 million as of September 30, 2005. This net increase is primarily attributable to net income for the fiscal year of approximately $5.4 million, and $243,000 in proceeds from the exercise of stock-options. Those increases in equity were offset by cash dividends declared and paid of approximately $1.1 million.

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

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 2006 AND SEPTEMBER 30, 2005

     NET INCOME. Net income increased by approximately $1.7 million, or 46.4% from $3.7 million for the fiscal year ending September 30, 2005 to $5.4 million for the fiscal year ending September 30, 2006. The increase was primarily due to increases in net interest income of $7.1 million and non-interest income of approximately $454,000. The increase in income was offset by an increase in non-interest expenses of $4.6 million. Income tax expense increased $1.2 million as a result of the higher pre-tax income which increased $2.9 million or 46.5%.

     NET INTEREST INCOME. Net interest income before loan loss provision increased $7.1 million from $16.7 million for the fiscal year ending September 30, 2005 to $23.8 million for the fiscal year ending September 30, 2006, due to a $12.4 million increase in interest income offset by an increase of $5.3 million in interest expense. The increase in interest income was primarily due to the GFSB acquisition which took place on June 1, 2005. First Federal operated as a combined entity for all of fiscal 2006, compared to four months of fiscal 2005. In addition to an increase in average earning assets of $121.6 million between the two periods, the yield on average earning assets also increased approximately 1.0%. Specific details regarding these increases are noted in the "Yield and Cost Data" section that follows below. The increase in the rate component is attributable to the actions of the Federal Reserve Bank as it continued to increase short-term interest rates. Those increases directly impact the yields on our overnight funds and the yields on floating rate loans that are tied to indices such as "Wall Street Journal Prime". Another component of total loan interest income is loan fees, which are either earned or accreted into interest income. Loan fees for the fiscal year ending September 30, 2006 increased approximately $400,000, or approximately 23.5%, from the prior fiscal year. This increase in loan fees is primarily related to fees on new loan production related to the residential housing market. This segment of the market generates fees from both the residential home construction loans and the commercial real-estate loans that are used for the acquisition and development of residential subdivisions. Generally, the residential home construction loans are for a term of six to nine months and the loan fees are recognized during the current year.

     Interest expense increased approximately $5.3 million from $7.2 million for fiscal year 2005 to $12.5 million in fiscal year 2006. Much the same as interest income, interest expense increased because of the larger average balance of interest bearing liabilities associated with GFSB acquisition in 2005 and the increase in higher average rates paid on interest-bearing liabilities. The average rate paid on interest-bearing deposits increased from 1.5% for the fiscal year ending September 30, 2005 to 2.4% for the fiscal year ending September 30, 2006. Average deposits increased from $253.7 million to $316.7 million, or 24.8%. The average balance of borrowings increased $32.6 million, or 39.6% in fiscal year 2006 compared to fiscal 2005. However, due to the fixed rate nature of these borrowings, the average interest rate paid remained unchanged at 4.3%.

     PROVISION FOR LOAN LOSSES. Based on management's overall assessment of the adequacy of the allowance for loan losses, the provision for loan loss increased by $46,000 from a provision of $6,000 for fiscal 2005 to a $52,000 provision expense for fiscal 2006. In determining the provision, management makes an analysis of various factors, including the market value of the underlying collateral, changes in the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, historical loss experience, delinquency trends and prevailing and projected economic conditions. Although First Federal maintains its allowance for loan losses at a level it considers adequate to provide for future losses, there can be no assurance that such losses will not exceed the estimated amounts or that additional substantial provisions for loan losses will not be required in future periods. At September 30, 2006, the allowance for loan losses totaled $3.8 million, representing 0.9% of net loans and 407.6% of non-performing loans. Non-performing loans decreased approximately $400,000 from $1.6 million as of September 30, 2005 to $1.2 million as of September 30, 2006.

     OTHER INCOME. Other income increased approximately $0.5 million from $2.1 million in fiscal year 2005 to $2.6 million in fiscal year 2006, primarily due to an increase in customer service fees of approximately $328,000 and increases in ATM fees of approximately $133,000. The increase in revenue was partially offset by a $57,000 decrease in gain on sale of residential mortgage loans. The improvement in service charges and other fees was a result of fiscal year 2006 containing results of the combined entity for all twelve months as compared to four months in fiscal year 2005 and continual adherence to charging and collecting fees in accordance with established fee schedules.

     NON-INTEREST EXPENSE. Non interest expense increased $4.7 million from approximately $12.6 million in fiscal year 2005 to approximately $17.3 million in fiscal year 2006. The increase in non-interest expense was due to increases in compensation and benefits of $2.9 million, data processing of $387,000, depreciation and amortization of $489,000, occupancy expense of $217,000 and other expenses of $276,000, which includes increases in legal expenses of $111,000 and public company related expenses of approximately $50,000.

     Most of the specific referenced increases above relate to the impact of twelve months of activities associated with the Gallup acquisition versus the four months in fiscal year 2005. Most of the increases associated with the public company related expenses were fees paid to the independent accounting firm for review of public filings, and stock transfer fees. A majority of the increase in legal fees relates to the activities associated with the sale of the Company.

     INCOME TAX EXPENSE. Income tax expense increased $1.2 million as a result of higher pre-tax income being $2.9 million larger for the fiscal year ended September 30, 2006 as compared to September 30, 2005.

     YIELD AND COST DATA. The following table presents for the years indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, expressed both in dollars and rates. All average balances are daily average balances. Yields are reported on a tax equivalent basis. Non-accruing loans have been included in the table as loans carrying a zero yield. Also not included in interest income on loans are loan fees and other charges on loans totaling $2.1 million, $1.7 million and $1.3 million for the years ended September 30, 2006, 2005 and 2004, respectively.

                                                                        YEARS ENDED SEPTEMBER 30,
                                     -------------------------------------------------------------------------------------------
                                                  2006                            2005                          2004
                                     -----------------------------  -----------------------------  -----------------------------
                                       AVERAGE                        AVERAGE                        AVERAGE
                                     OUTSTANDING            YIELD/  OUTSTANDING            YIELD/  OUTSTANDING            YIELD/
                                       BALANCE    INTEREST   RATE     BALANCE    INTEREST   RATE     BALANCE    INTEREST   RATE
                                     -----------  --------  ------  -----------  --------  ------  -----------  --------  ------
                                                                        (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans................................  $417,280    $29,935    7.2%    $312,566    $19,822    6.3%    $254,508    $16,009    6.3%
Investment securities................    64,968      2,640    4.1%      56,323      1,690    3.0%      54,619      1,187    2.2%
Interest-earning deposits............    32,340      1,514    4.7%      24,078        614    2.6%      27,151        302    1.1%
                                       --------    -------  -----     --------    -------  -----     --------    -------  -----
   Total interest-earning assets.....   514,588     34,089    6.6%     392,957     22,126    5.6%     336,278     17,498    5.2%
Non-interest-earning assets..........    37,736                         61,981                         19,502
                                       --------                       --------                       --------
   Total assets......................  $552,324                       $454,948                       $355,780
                                       ========                       ========                       ========
INTEREST-BEARING LIABILITIES:
Passbook savings.....................  $ 69,336    $ 1,164    1.7%    $ 85,284    $   704    0.8%    $ 95,889    $   715    0.7%
NOW/Interest bearing checking........    63,873         96    0.2%      53,144         67    0.1%      45,787         65    0.1%
Money market.........................    47,361      1,462    3.1%      12,936         94    0.7%       8,166         28    0.3%
Certificates of deposit..............   136,126      4,891    3.6%     102,286      2,846    2.8%      81,522      2,166    2.7%
                                       --------    -------  -----     --------    -------  -----     --------    -------  -----
   Total deposits....................   316,696      7,613    2.4%     253,650      3,711    1.5%     231,364      2,974    1.3%
FHLB advances........................   104,570      4,306    4.1%      76,121      3,145    4.1%      59,757      2,707    4.5%
Long-term subordinated debt..........    10,310        601    5.8%       6,144        356    5.8%          --         --    0.0%
                                       --------    -------  -----     --------    -------  -----     --------    -------  -----
   Total borrowings..................   114,880      4,907    4.3%      82,265      3,501    4.3%      59,757      2,707    4.5%
Total interest-bearing liabilities...   431,576     12,520    2.9%     335,915      7,212    2.1%     291,121      5,681    2.0%
Non-interest-bearing liabilities.....    69,238                         77,205                         36,101
                                       --------                       --------                       --------
   Total liabilities.................   500,814                        413,120                        327,222
Stockholders' equity.................    51,510                         41,828                         28,558
                                       --------                       --------                       --------
   Total liabilities and
      stockholders' equity...........  $552,324                       $454,948                       $355,780
                                       ========                       ========                       ========
Net interest income..................              $21,569                        $14,914                        $11,817
                                                   =======                        =======                        =======
Net interest rate spread.............                         3.7%                           3.5%                           3.3%
Net interest-earning assets..........  $ 83,012                       $ 57,052                       $ 45,157
                                       ========                       ========                       ========
Net interest margin..................                         4.2%                           3.8%                           3.5%
Average interest-earning assets to
   interest-bearing liabilities......                       119.2%                         117.0%                         115.5%

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

                                                   YEARS ENDED SEPTEMBER 30,          YEARS ENDED SEPTEMBER 30,
                                                         2006 VS. 2005                      2005 VS. 2004
                                               --------------------------------   --------------------------------
                                               INCREASE (DECREASE)                INCREASE (DECREASE)
                                                      DUE TO                             DUE TO
                                               -------------------     TOTAL      -------------------      TOTAL
                                                                      INCREASE                           INCREASE
                                                VOLUME      RATE     (DECREASE)     VOLUME    RATE      (DECREASE)
                                               --------   --------   ----------   -------    --------   ----------
                                                                          (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans ...................................    $ 6,641   $ 3,472     $10,113      $ 3,652    $  161     $ 3,813
   Investment securities ...................        259       691         950           37       466         503
   Interest-earning deposits ...............        211       689         900          (34)      346         312
                                                -------   -------     -------      -------    ------     -------
      Total interest-earning assets ........      7,111     4,852      11,963        3,655       973       4,628
                                                -------   -------     -------      -------    ------     -------

INTEREST-BEARING LIABILITIES:
   Passbook savings ........................        132      (592)       (460)          79       (68)         11
   NOW/Interest bearing accounts ...........        (14)      (15)        (29)         (10)        8          (2)
   Money Market Accounts ...................       (250)   (1,118)     (1,368)         (17)      (49)        (66)
   Certificates of deposit .................       (942)   (1,103)     (2,045)        (552)     (128)       (680)
                                                -------   -------     -------      -------    ------     -------
      Total deposits .......................     (1,074)   (2,828)     (3,902)        (500)     (237)       (737)
   FHLB Advances ...........................     (1,175)       14      (1,161)        (741)      303        (438)
   Long-term subordinated debt .............       (241)       (4)       (245)        (356)       --        (356)
                                                -------   -------     -------      -------    ------     -------
      Total borrowings .....................     (1,416)       10      (1,406)      (1,097)      303        (794)
      Total interest-bearing liabilities ...     (2,490)   (2,818)     (5,308)      (1,597)       66      (1,531)
                                                -------   -------     -------      -------    ------     -------
Change in net interest income ..............    $ 4,621   $ 2,034     $ 6,655      $ 2,058    $1,039     $ 3,097
                                                =======   =======     =======      =======    ======     =======

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

     First Federal is also subject to interest rate risk to the extent that the value of its net assets fluctuates with interest rates. In general, the value of a portion of First Federal's assets will decline in the event of an increase in interest rates. Historically, First Federal's lending activity consisted primarily of one- to four-family mortgages with long terms and fixed rates. These assets are interest rate sensitive and therefore decline in value during a period of rising interest rates. Conversely, these assets can increase in value during a period of decreasing interest rates to the extent they do not prepay. As part of First Federal's business strategy and asset/liability management policy, a primary focus of lending activity is the acquisition of variable rate and/or shorter term loans thereby decreasing interest rate risk and fluctuations in the value of First Federal's assets. At September 30, 2006, First Federal had approximately $175.9 million in variable rate loans and $161.3 million at September 30, 2005.

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

     Economic Value of Equity ("EVE") analysis provides a quantitative measure of interest rate risk. In essence, this approach calculates the difference between the market value of assets and liabilities under different interest rate environments. The degree of change between interest rate shock levels is a measure of the volatility of value risk. The following table sets forth, as of

September 30, 2006, the estimated changes in First Federal Bank's EVE in the event of the specified instantaneous changes in interest rates.

ECONOMIC VALUE OF EQUITY

                  Change in
                   Interest
                 Rates (Basis   Estimated   Amount of   Percent
                    Points)        EVE        Change     Change
                 ------------   ---------   ---------   -------
                            (Dollars in Thousands)
                     +300        $78,811     $(3,112)     -4%
                     +200         80,500      (1,423)     -2%
                     +100         81,562        (361)     --
                        0         81,923           0      --
                     -100         82,604         681       1%
                     -200         81,856         (67)     --

     Certain assumptions were employed in preparing the previous table. These assumptions relate to interest rates, loan prepayment rates varied by categories and rate environment, deposit decay rates varied by categories and rate environment and the market values of certain assets under the various interest rate scenarios. In addition, an intangible asset is created that approximates the value of the deposits at $24.8 million as of September 30, 2006. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. In the event that interest rates do change in the designated amounts, there can be no assurance that First Federal's assets and liabilities would perform as set forth above. In addition, a change in Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the EVE than indicated above.

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

     The primary investing activities of First Federal are originating loans and, to a much lesser extent, purchasing mortgage-backed and investment securities. During the fiscal years ended September 30, 2006, 2005 and 2004, First Federal had loan originations net of principal repayments of $2.8 million, $25.1 million and $2.3 million, respectively. These amounts exclude the loans acquired in conjunction with the GFSB acquisition on June 1, 2005. A substantial portion of loan originations were funded by proceeds of loan repayments, the maturity or sale of securities, deposits and FHLB advances.

     The primary financing activities of First Federal are deposits and borrowings. For the fiscal years ended September 30, 2006, 2005 and 2004, First Federal experienced a net change in deposits of ($400,000), ($6.1) million, and ($9.0) million, excluding the deposits acquired from GFSB at June 1, 2005. Certificates of deposits as of September 30, 2006 and 2005 maturing within one year totaled $71.3 million and $94.0 million, respectively. Management expects most of these deposits to remain with the Bank. During the fiscal years ended September 30, 2006, 2005 and 2004, First Federal's net financing activity (proceeds less repayments) with the FHLB totaled ($6.5 million), $2.0 million, and ($4.2) million, respectively, excluding the FHLB advances acquired with the GFSB acquisition on June 1, 2005.

     First Federal's most liquid assets are cash and cash equivalents, which consist of short-term highly liquid investments with original maturities of less than one year that are readily convertible to known amounts of cash and include interest-bearing deposits. The level of these assets is dependent on First Federal's operating, financing and investing activities during any given period. At September 30, 2006, cash and cash equivalents totaled $15.8 million and $11.8 million at September 30, 2005.

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

     First Federal anticipates that it will have sufficient funds available to meet current loan commitments. At September 30, 2006, First Federal had unfunded outstanding loan commitments totaling $70.5 million and $52.0 million at September 30, 2005.

     First Federal Bank is required to maintain minimum levels of regulatory capital. At September 30, 2006, First Federal Bank exceeded all of its capital requirements.

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

MARKET FOR COMMON STOCK

     Our common stock is traded on the Nasdaq Capital Market under the symbol "FFSW." The approximate number of holders of record of First Federal's common stock as of December 15, 2006 was 366. Certain shares of First Federal are held in "nominee" or "street" name and accordingly, the number of beneficial owners of such shares is not known or included in the foregoing number. The following table presents quarterly market information for First Federal's common stock for the fiscal year ended September 30, 2006. First Federal began trading on the Nasdaq Capital Market on June 3, 2005. Accordingly, no information prior to this date is available. The following information was provided by the Nasdaq Stock Market.

                                                      HIGH      LOW    DIVIDENDS
                                                     ------   ------   ---------
Quarter ended June 30, 2005                          $20.00   $14.00   $0.00 (1)
Quarter ended September 30, 2005                      16.71    14.30    0.12 (1)
Quarter ended December 31, 2005                       15.51    15.01    0.07
Quarter ended March 31, 2006                          16.75    14.83    0.07
Quarter ended June 30, 2006                           16.00    14.95    0.07
Quarter ended September 30, 2006                      16.00    15.09    0.07

----------
(1) First Federal, as a new public company, declared a cash dividend on July 1, 2005, in the amount of $0.05 per share that represented earnings associated with the quarter ended June 30, 2005. On September 28, 2005, First Federal declared a $0.07 per share cash dividend that was associated with the earnings for the quarter ended September 30, 2005.

     Dividend payments by First Federal are dependent primarily on dividends it receives from First Federal Bank, because First Federal has no source of income other than dividends from First Federal Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by First Federal.

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

                          INDEX TO FINANCIAL STATEMENTS

                    FIRST FEDERAL BANC OF THE SOUTHWEST, INC.

REPORTS OF INDEPENDENT REGISTERED ACCOUNTING FIRMS........................   F-2

CONSOLIDATED FINANCIAL STATEMENTS

   Statements of Financial Condition......................................   F-4

   Statements of Income...................................................   F-5

   Statements of Stockholders' Equity.....................................   F-6

   Statements of Cash Flows...............................................   F-7

   Notes to Financial Statements..........................................   F-9

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
First Federal Banc of the Southwest, Inc.
Roswell, New Mexico


We have audited the accompanying consolidated statement of financial condition of First Federal Banc of the Southwest, Inc. and subsidiary as of September 30, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Federal Banc of the Southwest, Inc. and subsidiary as of September 30, 2006 and 2005, and the results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Eide Bailly LLP

Bismarck, North Dakota
December 22, 2006

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

                                ($ in thousands)
ASSETS                                                     2006       2005
                                                         --------   --------
Cash and due from banks                                  $ 15,837   $ 11,777
Interest-bearing deposits with banks                       38,903     26,185
Held-to-maturity investments securities                         7      2,132
Available-for-sale investment securities                   47,472     64,902
Loans held for sale                                         2,615      2,892
Loans receivable, net                                     414,923    412,073
Accrued interest receivable                                 2,188      2,036
Federal Home Loan Bank stock, at cost, restricted           5,142      6,373
Property, equipment, and construction in progress, net     13,631     13,726
Identifiable Intangibles                                    3,225      3,645
Goodwill                                                    2,286      2,286
Investment in non-bank subsidiaries                           310        310
Other assets                                                  827      1,605
                                                         --------   --------
      TOTAL ASSETS                                       $547,366   $549,942
                                                         ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
                                                           2006       2005
                                                         --------   --------
Liabilities
   Deposits
      Non-interest bearing                               $ 64,833   $ 62,106
      Interest bearing                                    312,578    315,609
   Advances from the Federal Home Loan Bank               101,136    107,991
   Escrows from borrowers for taxes and insurance           1,517      1,561
   Accrued and other liabilities                            3,202      3,156
   Long term subordinated debt                             10,310     10,310
                                                         --------   --------
      TOTAL LIABILITIES                                   493,576    500,733
                                                         --------   --------
Commitments and contingencies                                  --         --

Stockholders' Equity
   Preferred stock, $0.01 par value; 500,000 shares
      authorized; no shares issued and outstanding             --         --

   Common stock, $0.01 par value; 6,000,000
      shares authorized; 4,313,045 shares issued and
      3,992,453 shares outstanding at September 30, 2006;
      4,289,445 shares issued and 3,968,853 shares
      outstanding at September 30, 2005                        43         43

   Additional paid-in capital                              18,199     17,916
   Retained  earnings                                      38,579     34,345
   Accumulated other comprehensive income (loss)             (310)      (374)

Treasury stock, at cost, 320,592 shares in 2006 and
   2005  respectively                                      (2,721)    (2,721)
                                                         --------   --------
      TOTAL STOCKHOLDERS' EQUITY                           53,790     49,209
                                                         --------   --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $547,366   $549,942
                                                         ========   ========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

                                                                ($ in thousands, except
                                                                       per share)
                                                                   2006         2005
                                                                ----------   ----------
INTEREST INCOME
   Interest and fees on loans                                   $   32,104   $   21,556
   Interest on investment securities                                 2,362        1,548
   Interest and dividends on other investments                       1,810          766
                                                                ----------   ----------
      TOTAL INTEREST INCOME                                         36,276       23,870
                                                                ----------   ----------
INTEREST EXPENSE
   Deposits                                                          7,614        3,711
   Borrowed funds                                                    4,908        3,501
                                                                ----------   ----------
      TOTAL INTEREST EXPENSE                                        12,522        7,212
                                                                ----------   ----------
         NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES       23,754       16,658
   Provision for loan losses                                           (52)          (6)
                                                                ----------   ----------
         NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES        23,702       16,652
                                                                ----------   ----------
OTHER INCOME
   Fees for services to customers                                    1,330        1,002
   Gain on sale of loans                                               501          558
   Gain on sale of available-for-sale investment securities              9           --
   Other                                                               752          578
                                                                ----------   ----------
         TOTAL OTHER INCOME                                          2,592        2,138
                                                                ----------   ----------
OTHER EXPENSES
   Compensation and related benefits                                10,253        7,337
   Occupancy                                                         1,223        1,006
   Data processing                                                   1,116          729
   Advertising                                                         178          178
   Telephone                                                           264          218
   Postage                                                             179          172
   Printing & supplies                                                 311          274
   Employee expenses                                                   326          263
   Depreciation and amortization                                     1,274          785
   Mortgage broker fees                                                117          231
   Loss  on  sale  of  available-for-sale investment
   securities                                                           59            -
   Professional fees                                                   493          330
   Other                                                             1,486        1,115
                                                                ----------   ----------
         TOTAL OTHER EXPENSES                                       17,279       12,638
                                                                ----------   ----------
         INCOME BEFORE INCOME TAXES                                  9,015        6,152
   Income tax expense                                                3,665        2,497
                                                                ----------   ----------
         NET INCOME                                             $    5,350   $    3,655
                                                                ==========   ==========
   Net income per average common share
         Basic                                                        1.34         1.07
         Diluted                                                      1.33         1.05
Average common shares - basic                                    3,982,191    3,427,582
Average common shares - diluted                                  4,033,608    3,491,582

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

                                                                                          ($ in thousands, except share data)
                                                                                                       Accumulated
                                         COMMON STOCK      Additional     TREASURY STOCK               Other Comp.
                                      ------------------     Paid-in    -----------------   Retained      Income
                                       Shares      Value     Capital     Shares     Cost    Earnings      (Loss)      Total
                                      --------   -------     -------    -------   -------   --------      ------      -----
BALANCE AT SEPTEMBER 30, 2004         3,507,680   $   35     $ 5,224    320,592   $(2,721)  $31,444       $  10      $33,992

   Stock issued for acquisition of
   GFSB Bancorp, Inc.                   720,765        7      12,229                                                  12,236

   Stock issued for stock options        61,000    0.610         463                                                     464

   Dividends - $0.2075 per share                                                               (754)                    (754)

   Comprehensive income:
      Change in unrealized gain on
      investment securities, net of
      taxes                                                                                                (384)

   Net income                                --       --          --         --        --     3,655          --           --
                              TOTAL                                                                                    3,271
                                      --------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 2005         4,289,445   $   43     $17,916    320,592   $(2,721)  $34,345       $(374)     $49,209

   Compensation expense - stock
      compensation plan                                           40                                                      40

   Stock issued for stock options       23,600     0.236         243                                                     243

   Dividends - $0.28 per share                                                               (1,116)                  (1,116)

   Comprehensive income:
      Change in unrealized gain on
      investment securities, net of
      taxes                                                                                                  64

    Net income                               --       --          --         --        --     5,350          --           --
                              TOTAL                                                                                    5,414
                                      --------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 2006         4,313,045   $   43     $18,199    320,592   $(2,721)  $38,579       $(310)     $53,790
                                      ======================================================================================

                                                             For the years ended
Reconciliation of Other Comprehensive Income (Loss)             September 30,
                                                             -------------------
                                                                2006    2005
                                                             -------------------
Unrealized (losses) gains on securities:
   Unrealized holding (losses) gains arising during period      $ 57   $(639)

   Related taxes                                                 (23)    255

   Plus: Reclassification adjustments for net (gains) losses
   in net income                                                  50      --

   Related taxes                                                 (20)     --
                                                             -------------------
                   TOTAL OTHER COMPREHENSIVE INCOME (LOSS)      $ 64   $(384)
                                                             ===================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
                                       F-5

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

                                                                2006       2005
                                                              --------   --------
Cash Flows from Operating Activities
   Net income                                                 $  5,350   $  3,655
   Adjustments to reconcile net income to net
   cash provided by operating activities
      Depreciation & amortization of intangibles                 1,274        785
      Net loss (gain) on sale of REO                                (6)        29
      Loss (gain) on disposal of equipment                           -        (12)
      Net loss (gain) on sale of available-for-sale
          investment securities                                     50          -
      Compensation expense for stock option plan                    40          -
      Proceeds from sales of loans held for sale                37,590     33,650
      Origination of loans held for sale                       (36,812)   (34,207)
      Gain on sale of sold loans                                  (501)      (558)
      Provision (benefit) for loan losses                           52          6
      Amortization of investments, net                              83        208
      FHLB Stock dividend                                         (255)      (161)
      Change in accrued interest & dividend receivable            (153)        88
      Change in prepaid/other assets                               676     (1,276)
      Change in accounts payable & accrued liabilities              46        180
      Accretion of market-to-market, net                          (245)       (75)
      ARM fund share dividend                                     (444)         -
      Other, net                                                  (393)      (107)
                                                              --------   --------
         NET CASH PROVIDED BY OPERATING ACTIVITIES               6,352      2,205
                                                              --------   --------
Cash Flows from Investing Activities
   Change in deposits in banks                                 (12,718)     2,048
   Proceeds from maturity and principal paydowns
      of held-to-maturity securities                             2,105     20,935
   Principal payments on mortgage backed securities
      held-to-maturity                                              19         27
   Proceeds from sales, maturities and principal paydowns
      of available-for-sale securities                          11,846      6,575
   Purchases of available-for-sale securities                        -     (8,793)
   Principal payments on mortgage backed securities
      available-for-sale                                         6,002      3,148
   Loan origination and principal repayment on loans, net       (2,795)   (24,523)
   Proceeds from sale of foreclosed properties                     347        419
   Net cash paid for acquisition                                     -     (4,249)
   Purchase of TPS common equity                                     -       (310)
   Proceeds from sale of property and equipment                      -        143
   Redemption of FHLB stock                                      1,486          -
   Purchases of Building and Equipment                            (744)    (1,878)
                                                              --------   --------
         NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES        5,548     (6,458)
                                                              --------   --------
Cash Flows from Financing Activities
   Net increase (decrease) in transaction accounts, savings
          and now deposits                                        (391)    (6,067)
   Net increase (decrease) in mortgage escrow funds                (44)       555
   Proceeds from FHLB advances                                  11,596     18,220
   Repayments on FHLB Advances                                 (18,128)   (16,225)
   Dividends paid or to be paid in cash                         (1,116)      (754)
   Proceeds from exercise of stock options                         243        463
   Proceeds from sale of subordinated debentures                     -     10,310
                                                              --------   --------
         NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES       (7,840)     6,502
                                                              --------   --------
         NET CASH AND DUE FROM BANKS                          $  4,060   $  2,249
                                                              ========   ========

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
                                       F-6

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

                                                                  2006     2005
                                                                -------   ------
Increase (decrease) in cash and due from banks                  $ 4,060    2,249
Cash and due from banks at beginning of year                     11,777    9,528
                                                                -------   ------
CASH AND DUE FROM BANKS AT END OF YEAR                          $15,837   11,777
                                                                =======   ======

SUPPLEMENTAL DISCLOSURES
Cash paid during the year for
   Interest on deposits and advances                            $11,939    6,473
   Income taxes                                                   3,493    2,661

Decrease (increase) in unrealized loss, net of deferred taxes
on available-for-sale securities -other comprehensive income         64     (384)

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
                                       F-7

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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

Principles of Consolidation
The 2006 and 2005 consolidated financial statements include the accounts of the Company and the Bank. All significant inter-company accounts and transactions have been eliminated in consolidation.

Interest-Bearing Deposits
Interest-bearing deposits with banks consists of a Federal Home Loan Bank (FHLB) account, accounts with other financial institutions and certificates of deposit. The Bank's policy is to maintain account balances, excluding balances with the FHLB, with institutions which are federally insured by the U.S. Government.

The Bank is required by regulatory authorities to maintain certain cash balances based on levels of customer deposits. The Bank was in compliance with the required reserves at September 30, 2006 and 2005.

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


--------------------------------------------------------------------------------
                                      F-8

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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


--------------------------------------------------------------------------------
                                      F-9

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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

Loans Receivable
Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan origination fees and unearned discounts and interest. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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


--------------------------------------------------------------------------------
                                      F-10

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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


--------------------------------------------------------------------------------
                                      F-11

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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

Reclassifications
Certain reclassifications have been made to 2005 information to conform to 2006 presentation.

Intangible Assets and Goodwill
Goodwill is recorded when the purchase price is higher than the fair value of net assets acquired in business combinations under the purchase method of accounting. On July 1, 2002, the Company adopted FAS 142, "Goodwill and Other Intangible Assets." FAS 142 eliminates


--------------------------------------------------------------------------------
                                      F-12

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005


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

Stock Options
The Company adopted Statement of Financial Accounting Standards No. 123R, Share Based Payment, ("SFAS No. 123R") to account for stock-based compensation granted through the existing stock option plans. Beginning January 1, 2006, compensation expense is calculated based on the grant date fair value. This compensation expense is recorded on a straight-line basis over the vesting period of the stock options. The Company elected to use the modified prospective transition method as permitted by SFAS No. 123R and, therefore, has not restated the financial results for prior periods. Under this method, the provisions of SFAS No. 123R are applied to new awards and to awards modified, repurchased, or cancelled after January 1, 2006, (there were none). In addition, the Company recognizes compensation expense for unvested awards outstanding at December 31, 2005.

Stock options are subject to various vesting schedules and terms, subject to accelerated vesting upon death and disability or a change in control. Compensation expense for the issuance of stock options is recognized over the required service period based on the estimated fair value of the options on the date of grant using a Black-Scholes valuation model. Included in the determination of net income as reported for the year ending September 30, 2006 is compensation expense related to options of $40,000 (representing the expense from January 1 to September 30, 2006 related to unvested awards). Prior to the adoption of SFAS No. 123R, the Company accounted for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. As a result, no compensation expense related to stock options was reflected in net income for 2005, as all options granted under the plans had an exercise price equal to or greater than the market value of the underlying Common Stock on the date of grant. No stock options were granted during the year ended September 30, 2005. Had compensation cost for the stock options been determined as if the Company accounted for its stock-based compensation plans consistent with the fair value method of SFAS No. 123R, the Company's same period 2005 results would have been reduced by a similar immaterial amount as reported in the 2006 period. See Note 12 for more information on stock options.


--------------------------------------------------------------------------------
                                      F-13

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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


--------------------------------------------------------------------------------
                                      F-14

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

o    FEDERAL HOME LOAN BANK STOCK
     The carrying value of Federal Home Loan Bank stock approximates fair value based on its redemptive provisions.

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

Recent Accounting Developments
In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard No. 123R, Share-Base Payment. This Statement revises SFAS Statement No. 123, Accounting for Stock-Based Compensation, amends SFAS Statement No. 95, Statement of Cash Flows, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. It requires that all stock-based compensation now be measured at fair value and recognized as expense in the income statement. This Statement also clarifies and expands guidance on measuring fair value of stock compensation, requires estimation of forfeitures when determining expense, and requires that excess tax benefits be shown as financing cash inflows versus a reduction of taxes paid in the statement of cash flows. Various other changes are also required. This Statement is effective beginning January 1, 2006, for the Company as a result of recent SEC actions.


--------------------------------------------------------------------------------
                                      F-15

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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

During this reporting period the FASB issued SFAS 155 and 156. SFAS 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140 was issued in February 2006. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. SFAS 156, Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140 was issued in March 2006. The effective date for this Statement is the beginning of the first fiscal year that begins after September 15, 2006. For the Company, the effective date for both of these Statements is the fiscal year beginning October 1, 2006. At this time management does not believe either of these Statements will have a material effect on the Company's results.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 ("FIN 48"). This interpretation clarifies the accounting for uncertainity in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to taken in a tax return. This interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. This interpretation is effective for years beginning after December 15, 2006. The adoption of this interpretation is not expected to have a material impact on the Company's financial condition or operations.

In September 2006, the FASB issued SFAS 157, Fair Value Measurements. The Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements. However, for some entities there maybe changes in the current practice of determining fair value. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.


--------------------------------------------------------------------------------
                                      F-16

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

Adoption of this Statement is not expected to have a material impact on the Company's financial condition or operations. Also in September 2006, the FASB issued SFAS 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R). This Statement deals with the financial reporting of the overfunded or underfunded status of defined benefit postretirement plans. Currently the Company does not provide any defined benefit pension plans and therefore would not be reporting under this Statement.

NOTE 2. INVESTMENT SECURITIES

The amortized costs and aggregate fair values of investment securities classified as held-to-maturity were as follows at September 30:

                                                    2006
                              -----------------------------------------------
                                             GROSS        GROSS     AGGREGATE
HELD-TO-MATURITY              AMORTIZED   UNREALIZED   UNREALIZED     FAIR
INVESTMENT SECURITIES           COST         GAINS       LOSSES       VALUE
                              ---------   ----------   ----------   ---------
   Mortgage-backed securities
      FHLMC                       $7           -            -           7
                                 ---         ---          ---         ---
TOTAL INVESTMENT SECURITIES       $7           -            -           7
                                 ===         ===          ===         ===

                                                         2005
                                   -----------------------------------------------
                                                  Gross        Gross     Aggregate
     HELD-TO-MATURITY              Amortized   Unrealized   Unrealized     Fair
     INVESTMENT SECURITIES           Cost         Gains       Losses       Value
                                   ---------   ----------   ----------   ---------
     U.S. Government and Federal
        agency obligations           $1,726         -           (3)        1,723
     Mortgage-backed securities
        FHLMC                            26         -            -            26
     Municipal and other bonds          380                      -           380
                                     ------       ---          ---         -----
     Total investment securities     $2,132         -           (3)        2,129
                                     ======       ===          ===         =====

The amortized costs and aggregate fair values of investment securities classified as available-for-sale were as follows at September 30:

                                                         2006
                                   -----------------------------------------------
                                                  GROSS        GROSS     AGGREGATE
     AVAILABLE-FOR-SALE            AMORTIZED   UNREALIZED   UNREALIZED     FAIR
     INVESTMENT SECURITIES           COST         GAINS       LOSSES       VALUE
                                   ---------   ----------   ----------   ---------
     Federal agency obligations     $14,985         -         (246)        14,739
     Municipal securities             4,958        20          (14)         4,964
     SLMA asset-backed securities       463         -           (1)           462
     Mortgage-backed securities      17,003        14         (207)        16,810
     Common Stock                        10         -            -             10
     Mutual Funds                    10,569         -          (82)        10,487
                                    -------       ---         ----         ------
     TOTAL INVESTMENT SECURITIES    $47,988        34         (550)        47,472
                                    =======       ===         ====         ======


--------------------------------------------------------------------------------
                                      F-17

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

NOTE 2. INVESTMENT SECURITIES (CONTINUED)

                                                    2005
                              -----------------------------------------------
                                             Gross        Gross     Aggregate
   Available-for-sale         Amortized   Unrealized   Unrealized     Fair
  Investment Securities         Cost         Gains       Losses       Value
                              ---------   ----------   ----------   ---------
Federal agency obligations     $23,460         -          (315)      23,145
Municipal securities             5,647        48           (10)       5,685
SLMA asset-backed securities       787         -            (1)         786
Mortgage-backed securities      23,898        43          (174)      23,767
Common Stock                     1,006         -          (110)         896
Mutual Funds                    10,726         -          (103)      10,623
                               -------       ---          ----       ------
TOTAL INVESTMENT SECURITIES    $65,524        91          (713)      64,902
                               =======       ===          ====       ======

The amortized costs and fair value of all debt securities by contractual maturity as of September 30, 2006 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                     Available-for-Sale       Held-to-Maturity
                                   Amortized    Aggregate   Amortized    Aggregate
                                      Cost     Fair Value     Cost      Fair Value
                                   ---------   ----------   ---------   ----------
Due in one year or less             $ 6,823       6,756         -          -
Due after one through five years      8,594       8,411         -          -
Due after five through ten years        679         680         -          -
Due after ten years                   3,847       3,856         -          -
                                    -------      ------       ---        ---
                                     19,943      19,703         -          -
Mortgage-backed securities           17,466      17,272         7          7
                                    -------      ------       ---        ---
                                    $37,409      36,976         7          7
                                    =======      ======       ===        ===


--------------------------------------------------------------------------------
                                      F-18

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

Mortgage-backed securities held by the Bank represent participation certificates guaranteed by the Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Company (FHLMC), which are issued by qualified mortgage lenders that pool qualifying loans.

The fair value of mortgage-backed securities and investments in U.S. Government and Federal agency obligations pledged to state, city and county deposits was $10,786 and $21,557 at September 30, 2006 and 2005, respectively.

The following table provides information pertaining to securities with gross unrealized losses at September 30, 2006, aggregated by investment category and length of time that individual securities have been in a continuous loss position:

NOTE 2. INVESTMENT SECURITIES (CONTINUED)

AVAILABLE-FOR-SALE                   Less            12 months
INVESTMENT SECURITIES           than 12 months      or greater           TOTAL
                               ----------------   ---------------   ---------------
                                 Fair    Unreal    Fair    Unreal    Fair    Unreal
                                Value     Loss     Value    Loss    Value     Loss
                               -------   ------   ------   ------   ------   ------
Federal agency obligations      $    -      -     14,739    (247)   14,739    (247)
Municipal securities                 -      -      1,289     (14)    1,289     (14)
SLMA asset-backed securities         -      -        462      (1)      462      (1)
Mortgage-backed securities       1,955     (4)    12,266    (202)   14,221    (206)
Mutual Funds                         -      -     10,569     (82)   10,569     (82)
                                ------    ---     ------    ----    ------    ----
   Total                        $1,955     (4)    39,325    (546)   41,280    (550)

HELD-TO-MATURITY                     Less            12 months
INVESTMENT SECURITIES           than 12 months      or greater           TOTAL
                               ----------------   ---------------   ---------------
                                 Fair    Unreal    Fair    Unreal    Fair    Unreal
                                Value     Loss     Value    Loss    Value     Loss
                               -------   ------   ------   ------   ------   ------
Federal agency obligations       $ -        -        1        -        1        -

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


--------------------------------------------------------------------------------
                                      F-19

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

There were no securities with unrealized losses which management considers to be other-than-temporary impairments at September 30, 2006. The contractual terms of the Federal Agency obligations do not permit the issuer to settle the securities at price less than face value. Because the Company has the ability and intent to hold those investments until a recovery of fair value, which may be maturity, the Company does not consider those investments to be other-than-temporarily impaired at September 30, 2006.

The Company realized before tax $59 in losses and $9 in gains on sales of investment securities available-for-sale in fiscal 2006 from gross proceeds of $1,546. The Company realized no gains or losses on sales of investment securities available-for-sale in fiscal 2005.

NOTE 3. LOANS RECEIVABLE

Loans receivable consisted of the following at September 30:

                                             2006       2005
                                           --------   --------
First mortgage loans:
      Conventional                         $168,012   $185,713
      Guaranteed - FHA and VA                 2,123      3,325
   Construction loans                        40,536     30,828
   Commercial real estate loans             145,343    129,133
   Commercial non-real estate loans          32,379     35,645
   Consumer loans                            31,243     32,329
                                           --------   --------
                                            419,636    416,973
                                           --------   --------
   Less:
      Net deferred loan origination fees       (955)    (1,100)
      Allowance for loan losses              (3,758)    (3,800)
                                           --------   --------
                                             (4,713)    (4,900)
                                           --------   --------
                                           $414,923   $412,073
                                           ========   ========

All first mortgage loans and construction loans are secured by a primary lien on the mortgaged property.

Changes in allowance for loan losses were as follows for the years ended September 30:

                                     2006     2005
                                    ------   ------
     Balance at beginning of year   $3,800   $2,253
     Acquisition of GFSB                 -    1,661
     Provision                          52        6
                                    ------   ------
                                     3,852    3,920
     Charge-offs, net                  (94)    (120)
                                    ------   ------
     Balance at end of year         $3,758   $3,800
                                    ======   ======

During the years ended September 30, 2006 and 2005, the Bank had recoveries totaling $59 and $32, respectively.

The weighted average yield on all loans was 7.17% and 6.35% at September 30, 2006 and 2005, respectively.

The Bank's loan servicing portfolio is:

                                2006     2005
                              -------   -------
     Loans                    $15,098   $13,422
     Service fees                  15        18
     Custodial escrow funds        44        58




--------------------------------------------------------------------------------
                                      F-20

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005


NOTE 3. LOANS RECEIVABLE (CONTINUED)

Nonaccrual and renegotiated loans for which interest has been reduced totaled $1,163 and $1,891 at September 30, 2006 and 2005, respectively. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

There was no material difference between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended September 30, 2006 and 2005.

An impaired loan can be valued based upon its fair value or the market value of the underlying collateral if the loan is primarily collateral dependent. The Bank assesses for impairment all loans delinquent more than 90 days. Uncollectible interest on loans that are contractually past due is charged off, based on management's periodic evaluation. There were no loans 90 days delinquent and still accruing interest at September 30, 2006 and 2005. Interest income is subsequently recognized only to the extent cash payments are received, until, in management's judgment, the borrower's ability to make periodic principal and interest payments is back to normal, in which case the loan is returned to accrual status.

The average impaired loan balance for the years ended September 30, 2006 and 2005 were $3,528 and $2,113, respectively. All impaired loans at September 30, 2006 and 2005 have a related specific allowance associated with it.

                                                   2006     2005
                                                  ------   ------
Loans receivable that were evaluated for credit
losses in accordance with FASB Statement
No. 114, as amended                               $4,716   $2,967

Specific allowances for credit losses              1,492      771

Interest collected on impaired loans                 355      244

Of the Bank's total loans at September 30, 2006, approximately $175,900 and $243,700 represent variable and fixed rate instruments, respectively. Of the Bank's total loans at September 30, 2005, approximately $161,300 and $255,600 represent variable and fixed rate instruments, respectively.


--------------------------------------------------------------------------------
                                      F-21

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

An analysis of loans to directors, and executive officers follows below at September 30:

                                      2006     2005
                                    -------   ------
     Balance at beginning of year   $ 1,446   $   43
     Acquisition of GFSB                  -    1,442
     New loans or advances              247      523
     Loan principal repayments       (1,057)    (562)
                                    -------   ------
     BALANCE AT END OF YEAR         $   636   $1,446
                                    =======   ======

None of the loans to directors and executive officers were on non-accrual, were past due or were restructured during the years ended September 30, 2006 and 2005. All loans to directors and executive officers were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable third-party transactions.

NOTE 4. PROPERTY, EQUIPMENT AND CONSTRUCTION IN PROGRESS

Property and equipment, summarized by major classifications, was as follows at September 30:

                                           2006       2005
                                         --------   --------
     Land                                $ 3,886    $ 3,666
     Buildings and improvements           12,202     11,207
     Furniture, fixtures and equipment     5,913      5,516
     Leasehold improvements                  629        629
     Construction in progress                 76        937
                                         -------     ------
                                          22,706     21,955
     Accumulated depreciation             (9,075)    (8,229)
                                         -------    -------
                                         $13,631     13,726
                                         =======    =======

The Bank leases equipment and buildings under agreements, which are classified as operating leases. The Bank has two building leases and an in-store branch lease. One building lease is a ten-year lease which expires in 2012, with options to renew for additional five-year periods. The second building lease is a ten-year lease which expires in 2007, with an option to purchase at term end or renew for an additional 10-year period. The in-store branch lease will expire on December 31, 2010, and allows for two 5-year extensions. Rent expense under these operating lease agreements was $149 and $86 for the years ended September 30, 2006 and 2005, respectively.

As of September 30, 2006, future minimum lease payments under non-cancelable operating leases are as follows:

     Years Ending       Lease
     September 30,   Commitments
     -------------   -----------
       2007             $189
       2008              124
       2009              116
       2010              118
       2011               89
       Thereafter         40
                        ----
                        $676
                        ====


--------------------------------------------------------------------------------
                                      F-22

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

NOTE 5. SAVINGS, CERTIFICATES OF DEPOSIT AND DEMAND ACCOUNTS

Deposits consisted of the following at September 30:

                                                     2006       2005
                                                   --------   --------
          Non interest-bearing checking accounts   $ 64,833   $ 62,106
          Interest-bearing checking accounts         60,120     62,821
          Statement savings                          61,724     84,108
          Money market deposits                      62,894     23,762
          Certificates of deposit                   127,840    144,918
                                                   --------   --------
                                                   $377,411   $377,715
                                                   ========   ========

Interest expense incurred on the above deposits was as follows for the years ended September 30:

                                                    2006      2005
                                                   ------   ------
             Interest-bearing checking accounts    $   96   $   67
             Statement savings                      1,164      704
             Money market deposits                  1,462       94
             Certificates of deposit                4,892    2,846
                                                   ------   ------
                                                   $7,614   $3,711
                                                   ======   ======

Certificates of deposit by remaining maturity are as follows:

       Years Ending
       September 30,                                Amount
       -------------                               --------
          2007                                     $ 71,339
          2008                                       24,987
          2009                                        8,566
          2010                                        9,680
          2011                                       12,764
          Thereafter                                    504
                                                   --------
                                                   $127,840
                                                   ========


--------------------------------------------------------------------------------
                                      F-23

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

The weighted average interest rate on deposits was 2.01% and 1.22% at September 30, 2006 and 2005, respectively.

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $33,462 and $58,864 at September 30, 2006 and 2005, respectively.

Deposit account balances of related parties at September 30, 2006 and 2005 were approximately $2,376 and $2,378, respectively.

NOTE 6. INCOME TAXES

The Company and the Bank have elected to file a consolidated tax return. Consolidated tax expense is allocated among the entities based on the proportion of their taxable income to consolidated taxable income.

Consolidated income tax expense consists of the following at September 30:

                                        2006     2005
                                       ------   -----
     Current
        Federal                        $3,174   1,812
        State                             638     353
                                       ------   -----
                                        3,812   2,165
                                       ------   -----
     Deferred (benefit)
        Federal                          (120)    273
        State                             (27)     59
                                       ------   -----
                                         (147)    332
                                       ------   -----
                                       $3,665   2,497
                                       ======   =====

The differences between total tax expense and the amount computed by applying the applicable statutory federal income tax rate of 34% to income before income taxes at September 30 were:

                                        2006     2005
                                       ------   -----
     Computed "expected" tax expense   $3,065   2,092
     State income taxes, net              631     370
     Other                                (31)     35
                                       ------   -----
                                       $3,665   2,497
                                       ======   =====

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


--------------------------------------------------------------------------------
                                      F-24

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

The Company's deferred tax liabilities and assets are as follows at September 30:

                                      2006     2005
                                    -------   ------
     Deferred tax assets:
        Allowance for loan losses   $ 1,427    1,358
        GFSB ESOP                         -      226
        Other                           161      172
                                    -------   ------
                                      1,588    1,756
     Deferred tax liabilities:
        Depreciation                   (410)    (422)
        FHLB stock dividend            (634)    (847)
        Deductible goodwill             (94)     (88)
        Other                            (7)    (268)
                                    -------   ------
                                     (1,145)  (1,625)
                                    -------   ------
        NET DEFERRED TAX ASSET      $   443      131
                                    =======   ======

During the year ended September 30, 1997, the Bank changed its method of computing its bad debt deduction for income tax purposes from the reserve method to the specific charge-off method. For the year ending September 30, 2005, there were no amounts remaining to be recaptured. At September 30, 2006, the Bank had an accumulated bad debt reserve of approximately $5,467 for federal income tax purposes that arose in tax years beginning before December 31, 1987, as a result of deductions taken for tax purposes only. No deferred tax liability has been recognized on this reserve. The reserve can only be used to absorb actual loan losses and any use for other purposes may result in taxable income at current rates to the Bank.


--------------------------------------------------------------------------------
                                      F-25

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). As discussed in greater detail below, as of September 30, 2006 and 2005, the Bank met all of the capital adequacy requirements to which it is subject.

As of September 30, 2006 and 2005, the Bank was categorized as "well capitalized" under the regulatory framework for Prompt Corrective Action. To remain categorized as well capitalized, the Bank would have to maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's Prompt Corrective Action category.

                                                                                                   To be Well
                                                                                                Capitalized for
                                                                        Minimum for Capital    Prompt Corrective
                                                          Actual         Adequacy Purposes      Action Provision
                                                      ---------------   -------------------   -------------------
                                                      Ratio    Amount    Ratio     Amount      Ratio      Amount
                                                      ---------------   -------------------   -------------------
                                                        (Dollars in         (Dollars in           (Dollars in
                                                         Thousands)          Thousands)            Thousands)
As of September 30, 2006:
   Total Capital (to risk-weighted assets)            15.58%  $56,141   >=8.00%   >=$28,834   >=10.00%  >=$36,043

   Tier I (core) Capital (to risk-weighted assets)    14.53    52,383     4.00       14,417      6.00      21,626

   Tier I (core) Capital (to adjusted total assets)    9.67    52,383     3.00       16,249      5.00      27,081

   Tangible Capital (to adjusted total assets)         9.67    52,383     1.50        8,124         -           -

As of September 30, 2005:
   Total Capital (to risk-weighted assets)            15.40%  $55,674   >=8.00%   >=$28,916   >=10.00%  >=$36,145

   Tier I (core) Capital (to risk-weighted assets)    14.35    51,874     4.00       14,458      6.00      21,687

   Tier I (core) Capital (to adjusted total assets)    9.49    51,874     3.00       16,399      5.00      27,331

   Tangible Capital (to adjusted total assets)         9.49    51,874     1.50        8,199         -           -


--------------------------------------------------------------------------------
                                      F-26

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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

NOTE 8. EMPLOYEE RETIREMENT PLAN

The 401(k) Plan is available to all employees who have completed three months of service and have attained the age of 21. The rate of annual vesting is based on employees' credited years of service with the Bank. Employees are fully vested when they have attained six years or more of credited service. Qualifying employees may contribute up to 15% of their annual earnings, but not in excess of the maximum amount allowed by the Internal Revenue Service. The Plan has a mandatory match of 4% (assuming certain levels of contributions by the participant) and also allows the Employer to make a discretionary match above the mandatory levels. The Bank expects to contribute approximately $235 to the 401(k) Plan during the fiscal year 2007 for the 2006 plan year. During the fiscal year ended September 30, 2006, the Bank contributed $158 to the 401(k) Plan for the 2005 plan year.

NOTE 9. ADVANCES FROM THE FEDERAL HOME LOAN BANK

At September 30, 2006 and 2005, the Bank had $101,136 and $107,991,
respectively, of borrowed funds comprised of advances payable to the Federal Home Loan Bank. The advances payable, bear interest at fixed interest rates ranging from 2.36% to 6.97%. Interest is due monthly.

Principal payments and maturities for the advances are as follows:

      Years Ending
     September 30:      Amount
     -------------     --------
          2007         $ 21,642
          2008           10,879
          2009           19,663
          2010           17,233
          2011            2,986
          Thereafter     28,733
                       --------
                       $101,136
                       ========


--------------------------------------------------------------------------------
                                      F-27

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

NOTE 9. ADVANCES FROM THE FEDERAL HOME LOAN BANK (CONTINUED)

The purpose of these advances is to finance mortgage and commercial real estate loans with fixed interest rates maturing approximately at the same time as the related loans. This provides the Bank with a constant interest rate spread. The advances are scheduled to mature from October 2006 to November 2025. The blanket lien status allows the Bank to borrow up to specific loan percentages of the eligible collateral as determined by the Federal Home Loan Bank of Dallas
(FHLB), not to exceed 35% of the Bank's total assets without specifically listing, segregating, or delivering collateral to the FHLB. Eligible collateral under the blanket lien for Community Financial Institutions is as follows: first-lien mortgages on one-to-four family and multifamily (up to 75%), small farm/agriculture loans (up to 40%) and small business loans (up to 60%). The collateral value is adjusted for credit deficiencies, delinquencies greater than 90 days, and other types of exceptions. Although no loans are specifically pledged, substantially all loans are subject to the blanket lien and are deemed to be pledged to FHLB. The blanket lien status pledge also requires the Bank to pledge its demand deposit account (approximately $37 million and $24 million at September 30, 2006 and 2005 respectively), the capital stock of the FHLB, and other assets pursuant to the FHLB's Advances, Collateral Pledge and Security Agreement.

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

At September 30, 2006 and 2005, the Bank had credit commitments of $145,961 and $102,656, respectively. At September 30, 2006 and 2005, the Bank had $75,498 and $50,674 outstanding against those lines, respectively. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

At September 30, 2006 and 2005, the Bank had $693 and $1,001 outstanding under standby letters of credit, respectively. Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies and is required in instances where the Bank deems necessary.


--------------------------------------------------------------------------------
                                      F-28

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

NOTE 11. FAIR VALUE OF FINANCIAL INSTRUMENTS

The Bank has estimated the fair values of its financial instruments as follows as of September 30:

                                           2006                  2005
                                   -------------------   -------------------
                                   CARRYING     FAIR     Carrying     Fair
                                     VALUE      VALUE      Value      Value
                                   -------------------   -------------------
Financial assets:
   Cash and due from bank          $ 15,837   $ 15,837   $ 11,777   $ 11,777
   Interest bearing deposits
      with banks                     38,903     38,903     26,185     26,185
   Held-to-maturity investment
      securities                          7          7      2,132      2,129
   Available-for-sale investment
      securities                     47,472     47,472     64,902     64,902
   Loans held for sale                2,615      2,615      2,892      2,892
   Loans receivable, net            414,923    417,403    412,073    414,876
   Accrued interest receivable        2,188      2,188      2,036      2,036
   Federal Home Loan Bank stock       5,142      5,142      6,373      6,373
Financial liabilities:
   Deposits                         377,411    377,051    377,715    376,662
   Advances from the Federal
      Home Loan Bank                101,136     99,481    107,991    108,376
   Long-term subordinated debt       10,310      9,962     10,310     10,489
   Accrued interest payable             756        756        803        803
Off-balance sheet items:
   Credit commitments                     -     70,463          -     51,982
   Letters of credit                      -        693          -      1,001

The carrying values in the preceding tables are included in the Consolidated Statements of Financial Condition under the applicable captions.

NOTE 12. STOCK OPTION PLANS

The Company has two stock option plans with outstanding options during the reporting period. These plans were implemented to promote the long-term interest of the Company and its shareholders by providing an incentive to those key employees who contribute to the operational success of the Company. The options generally have been fully vested at the grant date and have a term of five years. In March 2003, the Company's CEO was granted certain options that begin to vest in October 2006 and serially vest through January 2012, and expire in March 2012. That group represents all the unvested stock options.

Details of the plans are as follows:

1995 STOCK OPTION PLAN. The Bank established a nonqualified stock option plan, which provided for the granting of stock options to directors, officers and key employees on November 1, 1995 for a term of ten years. During fiscal 1998, upon formation of the Company, the nonqualified stock option plan was transferred to the Holding Company. A maximum of 327,080 shares (split adjusted for the 8-1 split) of stock may be issued under the plan, as amended. The option price, number of shares and grant date are determined at the discretion of the Company's Board of Directors. Grantees vest in the options at a rate determined by the Board of Directors on the date of grant. The exercise price of each option approximates the market price of the


--------------------------------------------------------------------------------
                                      F-29

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

Company's stock on the date of grant. Options granted under the plan are exercisable for a period not to exceed five years from the options grant date. Shares could be authorized from either unissued or treasury shares. This plan expired on the tenth anniversary, November 1, 2005.

2002 STOCK OPTION AND INCENTIVE PLAN. The shareholders of the Company approved the "2002 Stock Option and Incentive Plan", (the Plan) in January 2003. The Plan designates that options granted to employees of the Company or its affiliates will qualify as Incentive Stock Options. Options granted to persons who are not employees will be Non-Qualified Stock Options. Under the Plan, awards may be made up to a maximum of 240,000 shares(split-adjusted for the 8-1 split) subject to adjustment as defined in Section 9 of the Plan. A Committee of the Board of Directors will insure that the exercise price of any option shall not be less than the market value per share at the date of grant of the option, the expiration date shall not exceed ten years from the date of grant. Other terms and conditions, including vesting schedules may be imposed upon each grant. The terms and conditions need not be identical among Participants. Shares could be authorized from either unissued or treasury shares. The Plan shall continue in effect for a term of ten years unless sooner terminated under Section 16.

A summary of common stock option transactions during the year ended September 30, 2006 follows (amounts listed below are in actual dollars):

                                              Weighted Average
                                    Options    Exercise Price
                                    -------   ----------------
Outstanding at September 30, 2005   166,400        $ 9.87
Granted                              69,950         15.15
Exercised                           (23,600)        10.29
Forfeited                            (7,150)        11.45
                                    -------
Outstanding at September 30, 2006   205,600         11.57
                                    =======
Exercisable at September 30, 2006   125,600        $12.72
                                    =======

The following table summarizes vesting activity for the year ended September 30, 2006. The unrecognized compensation cost at September 30, 2006 is expected to be recognized over the remaining contractual weighted average period of five years.

                                  Weighted      Weighted
                                   Average       Average      Unrecognized
                                 Grant Date     Remaining     Compensation
                        Shares   Fair Value   Term (Years)        Cost
                        ------   ----------   ------------    ------------
Non-vested options at
   January 1, 2006      80,000      $4.24          5.5            $339
Vested                       -          -            -               -
Forfeited                    -          -            -               -
                        ------      -----          ---            ----
Non-vested options at
   September 30, 2006   80,000      $4.24          5.0            $299
                        ======      =====          ===            ====

During the year ended September 30, 2006, the weighted average intrinsic value of the stock options granted was $322. No stock options were granted during the year ended September 30, 2005. The total intrinsic value of stock options exercised during the years ended September 30,


--------------------------------------------------------------------------------
                                      F-30

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

2006 and 2005 was $100 and $145, respectively. The total cash received from the exercise of stock options during the years ended September 30, 2006 and 2005 was $243 and $463, respectively.

At September 30, 2006, there were 125,600 vested, exercisable stock options outstanding with a weighted average exercise price of $12.72 each. The aggregate intrinsic value of these stock options was $476, and has a weighted average contractual remaining term of 37 months.

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

                                             FOR THE YEAR ENDED SEPTEMBER 30, 2006
                                            ---------------------------------------
                                               INCOME         SHARES      PER-SHARE
                                            (NUMERATOR)   (DENOMINATOR)     AMOUNT
Income available to common stockholders -
   basic income per share                      $5,350       3,982,191       $1.34

Effect of dilutive securities:
   Options                                          -          51,417
                                               ------       ---------
Income available to common stockholders -
   diluted income per common share             $5,350       4,033,608       $1.33
                                               ======       =========

                                             For the Year Ended September 30, 2005
                                            ---------------------------------------
                                               Income         Shares      Per-share
                                            (Numerator)   (Denominator)     Amount
Income available to common stockholders -
   basic income per share                      $3,655       3,427,582       $1.07

Effect of dilutive securities:
   Options                                          -          63,999
                                               ------       ---------
Income available to common stockholders -
   diluted income per common share             $3,655       3,491,581       $1.05
                                               ======       =========


--------------------------------------------------------------------------------
                                      F-31

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

NOTE 14. JUNIOR SUBORDINATED DEBT OWED TO UNCONSOLIDATED TRUSTS

The following table presents details on the junior subordinated debt owed to the unconsolidated trusts as of September 30, 2006:

                                                      First Federal NM    First Federal NM
                                                           Trust I             Trust II
                                                     ------------------   ----------------
Date of Issue                                         January 19, 2005      May 23, 2005
Amount of trust preferred securities issued          $       7,000,000    $    3,000,000
Rate on trust preferred securities                                 5.7%            6.145%
Maturity                                                March 15, 2035     June 15, 2035
Date of first redemption                                March 15, 2010     June 15, 2010
Common equity securities issued                      $         217,000    $       93,000
Junior subordinated deferrable interest debentures
   owed                                              $       7,217,000    $    3,093,000
Rate on junior subordinated deferrable interest
   debentures                                                      5.7%            6.145%

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


--------------------------------------------------------------------------------
                                      F-32

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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

NOTE 15. ACQUISITION

After the close of business on May 31, 2005, the Company completed its acquisition of GFSB Bancorp, Inc (GFSB). The results of GFSB's operations have been included in the consolidated financial statements since June 1, 2005. The following table depicts select balances of GFSB as of May 31, 2005:

  May 31, 2005 (1)                                    ($ amounts in thousands)

  Cash and due from banks                                     $  7,404
  Available for sale investment securities                      24,516
  Available for sale mortgage-backed securities                 23,285
  Loans receivable, net                                        139,604
  Other assets                                                   7,677
                                                              --------
     Total assets                                             $202,486
                                                              ========

  Demand deposits and NOW accounts                              32,727
  Savings and money market accounts                             22,834
  Time deposits                                                 73,915
  Advances from Federal Home Loan Bank                          48,154
  Other liabilities                                              5,250
                                                              --------
     Total liabilities                                         182,880

  Total stockholders' equity                                    19,606
                                                              --------
     Total liabilities and stockholders equity                $202,486
                                                              ========

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


--------------------------------------------------------------------------------
                                      F-33

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

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

     Category                                  Dr/(Cr)   Life (months)
     ---------------------------------------   -------   -------------

     Additional adjustment to AFS Securities    $(168)      various
     Loans                                        (43)      60
     Property (buildings)                         193       120
     Time Deposits                                122       14
     FHLB Advances                               (620)      23

NOTE 16. GOODWILL AND INTANGIBLE ASSETS

The change in the balance for goodwill during the years ended September 30, 2006 and 2005 as follows:

                                     2006     2005
                                    ------   ------
     Balance at beginning of year   $2,286   $  409
     Acquired goodwill                   -    1,877
                                    ------   ------
     End of year                    $2,286   $2,286
                                    ======   ======

Goodwill is tested annually for impairment as required under SFAS 142. The total acquired goodwill is not deductible for tax purposed under current regulations.


--------------------------------------------------------------------------------
                                      F-34

FIRST FEDERAL BANC OF THE SOUTHWEST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
YEARS ENDED SEPTEMBER 30, 2006 AND 2005

Intangible assets were as follows as of September 30:

                                         2006                      2005
                               -----------------------   -----------------------
                                 GROSS                     Gross
                               CARRYING    ACCUMULATED   Carrying    ACCUMULATED
                                AMOUNT    AMORTIZATION    Amount    AMORTIZATION
                               --------   ------------   --------   ------------
Amortized intangible assets:
   Core deposit intangibles     $3,015         447        $3,015         112
   Capitalized costs of
      GFSB acquisition             770         114           770          28
                                ------         ---        ------         ---
Total                           $3,785         561        $3,785         140
                                ======         ===        ======         ===

Aggregate amortization expense was $421 and $140 for the years ended September 30, 2006 and September 30, 2005, respectively.

Estimated amortization expense for each of the next five years is as follows:

      2007   $421
      2008    421
      2009    421
      2010    421
      2011    421

NOTE 17. SUBSEQUENT EVENTS

On October 10, 2006 the Company entered into a definitive agreement with Washington Federal, Inc., ("Washington Federal") whereby Washington Federal would acquire all of the outstanding common stock of the Company for $24.14 cash, per share. The merger agreement calls for the merger of the Company with and into Washington Federal, followed by the merger of First Federal Bank into Washington Federal's wholly owned subsidiary, Washington Federal Savings. The aggregate consideration to be paid in connection with the merger is $99 million for the shares of common stock and vested employee stock options outstanding immediately prior to the effective time of the merger. The merger is expected to close in the first calendar quarter of 2007, pending the receipt of all requisite regulatory approvals and approval of the Company's shareholders.


--------------------------------------------------------------------------------
                                      F-35